SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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OLD LINE BANCSHARES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OLD LINE BANCSHARES, INC.

1525 Pointer Ridge Place

Bowie, Maryland  20716

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 28, 2014 AT 5:00 P.M.

The Annual Meeting of Stockholders of Old Line Bancshares, Inc., a Maryland corporation, will be held on May 28, 2014, at 5:00 p.m., local time, at Old Line Bancshares, Inc.’s office located at 1525 Pointer Ridge Place, Bowie, Maryland for the following purposes:

1.              To elect five directors to serve for a three-year term ending at the Annual Meeting of Stockholders to be held in 2017, and until their successors are duly elected and qualified and to elect one director to serve the remainder of a three-year term ending at the Annual Meeting of Stockholders to be held in 2016, and until his successor is duly elected and qualified.

2.              To ratify the appointment of Dixon Hughes Goodman LLP as independent public accountants to audit the financial statements of Old Line Bancshares, Inc. for 2014.

3.            To vote on a non-binding advisory proposal to approve the compensation of our named executive officers.

4.              To act upon any other matter that may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 7, 2014 will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

Accompanying this notice is a proxy statement and proxy form.  Whether or not you plan to attend the meeting, you are urged to submit your proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions.  You may vote by signing, dating and mailing the proxy card or by telephone by calling 1-800-690-6903 and following the voice mail prompts or over the Internet by following the instructions at www.proxyvote.com.  You will need information from your proxy card or electronic delivery notice to submit your proxy.  You may revoke your proxy at any time prior to or at the meeting by written notice to Old Line Bancshares, Inc., by executing a proxy bearing a later date, or by attending the meeting and voting in person.

You are cordially invited to attend the meeting in person.

By Order of the Board of Directors,

Mark A. Semanie, Secretary
Bowie, Maryland
April 21, 2014

OLD LINE BANCSHARES, INC.

1525 Pointer Ridge Place

Bowie, Maryland  20716

PROXY STATEMENT

Annual Meeting of Stockholders to be held on

May 28, 2014 at 5:00 P.M.

INTRODUCTION

This Proxy Statement is furnished on or about April 21, 2014 to stockholders of Old Line Bancshares, Inc. in connection with the solicitation of proxies by Old Line Bancshares, Inc.’s Board of Directors to be used at the annual meeting of stockholders described in the accompanying notice (the “Annual Meeting”) and at any adjournments or postponements thereof.  The purposes of the Annual Meeting are set forth in the accompanying notice of annual meeting of stockholders.

This proxy material is being sent to Old Line Bancshares, Inc.’s stockholders on or about April 21, 2014.  Old Line Bancshares, Inc.’s annual report on Form 10-K, including financial statements for the year ended December 31, 2013 has been mailed to all stockholders with this proxy material.

If you are a stockholder of record (i.e. you own the shares directly in your name), you may attend the meeting and vote in person as long as you present valid proof of identification at the meeting.  If you hold your shares in Old Line Bancshares, Inc. beneficially but not of record (i.e. the shares are held in the name of a broker or other nominee for your benefit) you must present proof of beneficial ownership in order to attend the meeting, which you can generally obtain from the record holder, and you must obtain a proxy from the record holder in order to vote your shares if you wish to cast your vote in person at the meeting.  For further information, please contact our executive offices at (301) 430-2500 during regular business hours.

SOLICITATION AND REVOCATION OF PROXIES

The enclosed proxy is solicited by the Board of Directors of Old Line Bancshares, Inc.  The Board of Directors selected Frank Taylor and Andre’ J. Gingles or either of them, to act as proxies with full power of substitution.  The proxy is revocable at any time prior to or at the Annual Meeting by written notice to Old Line Bancshares, Inc., by executing a proxy bearing a later date, or by attending the Annual Meeting and voting in person.  A written notice of revocation of a proxy should be sent to the Secretary, Old Line Bancshares, Inc., 1525 Pointer Ridge Place, Bowie, Maryland 20716, and will be effective if received by the Secretary prior to the Annual Meeting.  The presence of a stockholder at the Annual Meeting alone will not automatically revoke such stockholder’s proxy.

In addition to solicitation by mail, officers and directors of Old Line Bancshares, Inc. may solicit proxies personally or by telephone.  Old Line Bancshares, Inc. will not specifically compensate these persons for soliciting such proxies.  Old Line Bancshares, Inc. will bear the cost of soliciting proxies. These costs may include reasonable out of pocket expenses in forwarding proxy materials to beneficial owners.  Old Line Bancshares, Inc. will reimburse brokers and other persons for their reasonable expenses in forwarding proxy materials to customers who are beneficial owners of the common stock of Old Line Bancshares, Inc. registered in the name of nominees.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON May 28, 2014

The Proxy Statement for the annual meeting and our annual report on Form 10-K for the year ended December 31, 2013 are available at www.proxyvote.com.

Whether or not you plan to attend the Annual Meeting, you may submit a proxy to vote your shares via Internet, telephone or mail as outlined below.  You will need information from your proxy card or electronic delivery notice to submit your proxy to vote your shares by Internet or telephone.

•                  By Internet:  Go to www.proxyvote.com and follow the instructions.

•                  By Telephone:  Call 1-800-690-6903 and follow the voice mail prompts.

•                  By Mail:  Mark your vote, sign your name exactly as it appears on your proxy card, date your proxy card and return it in the envelope provided.

OUTSTANDING SHARES AND VOTING RIGHTS

Stockholders of record at the close of business on April 7, 2014 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting.  As of the close of business on that date, there were outstanding and entitled to vote 10,785,370 shares of common stock, $0.01 par value per share, each of which is entitled to one vote.

The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting will be necessary to constitute a quorum at the Annual Meeting.  Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

Assuming a quorum is present, the affirmative vote of a plurality of the shares cast in person or represented by proxy at the Annual Meeting is required to elect the director nominees.  In other words, the nominees to receive the greatest number of votes cast, up to the number of nominees up for election, will be elected.  Abstentions and broker non-votes will not affect the outcome of the election of directors.

The affirmative vote of at least a majority of all votes cast at the Annual Meeting is sufficient for the ratification of the appointment of Dixon Hughes Goodman LLP.  Abstentions or broker non-votes are not included in calculating votes cast with respect to this proposal and will have no effect on the outcome of this proposal.

The affirmative vote of at least a majority of all votes cast at the Annual Meeting is required for the approval of the non-binding resolution to approve the compensation of our named executive officers.  Abstentions and broker non-votes are not included in calculating votes cast with respect to this proposal and will have no effect on the outcome of this proposal.

If your shares are held in the name of a bank, brokerage firm or other similar holder of record (referred to as “in street name”), you will receive instructions from the holder of record that you must follow in order for you to specify how your shares will be voted.  If you do not specify how you would like your shares to be voted, your shares held in street name may still be voted but only by certain record holders and only with respect to certain limited matters.  In general, holders of record who are brokers have the authority to vote shares for which their customers do not provide voting instructions on certain routine, uncontested items. In the case of contested items or items deemed non-routine, the brokerage institution holding street name shares cannot vote the shares if it has not received voting instructions. These are considered to be “broker non-votes.”  If your shares are held of record by a person or institution other than a broker, whether those shares can be voted without specific instructions from you will depend on your individual arrangement with that record holder, in particular, whether you have granted such record holder discretionary authority to vote your shares.

Under the applicable rules of the various securities exchanges applicable to their member brokerage firms, the proposal to ratify the appointment of our independent registered public accounting firm is considered a “routine” item upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions.  If your broker holder of record signs and returns a proxy card on your behalf, but does not indicate how the common stock should be voted, the common stock represented on the proxy card will be voted FOR ratification of the appointment of Dixon Hughes Goodman LLP as our independent public accounting firm for 2014.  The election of directors and the non-binding advisory vote to approve the compensation of our named executive officers are considered “non-routine” items for which brokerage firms may not vote in their discretion on behalf of clients who do not furnish voting instructions and, thus, there may be “broker non-votes” at the Annual Meeting with respect to these proposals.  IF YOU HOLD YOUR SHARES IN STREET NAME THROUGH A BROKER, YOU MUST PROVIDE VOTING INSTRUCTIONS TO YOUR BROKER RECORD HOLDER IN ORDER FOR YOUR SHARES TO BE VOTED ON IN THE ELECTION OF DIRECTORS AND THE NON-BINDING ADVISORY VOTE ON THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION. FURTHER, IF YOUR SHARES ARE HELD IN STREET NAME BY A BANK OR OTHER NOMINEE TO WHOM YOU HAVE NOT GRANTED DISCRETIONARY AUTHORITY TO VOTE YOUR SHARES, YOUR SHARES WILL NOT BE VOTED ON ANY PROPOSAL AT THE MEETING UNLESS YOU PROVIDE VOTING INSTRUCTIONS TO YOUR RECORD HOLDER.

All proxies will be voted as directed by the stockholder on the proxy form.  A proxy, if executed and not revoked, will be voted in the following manner (unless it contains instructions to the contrary, in which event it will be voted in accordance with such instructions), except that shares held by brokers for which instructions were not received by the beneficial owners will only be voted with respect to ratification of the auditors:

FOR the nominees for director named below.

FOR ratification of the appointment of Dixon Hughes Goodman LLP as independent public accountants for 2014.

FOR the non-binding advisory resolution approving the compensation of our named executive officers.

Proxies will be voted in the discretion of the holder on such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

IT IS ANTICIPATED THAT OLD LINE BANCSHARES, INC.’S DIRECTORS AND OFFICERS WILL VOTE THEIR SHARES OF COMMON STOCK IN FAVOR OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS LISTED, FOR THE RATIFICATION OF THE APPOINTMENT OF DIXON HUGHES GOODMAN LLP AND FOR THE NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

OWNERSHIP OF OLD LINE BANCSHARES COMMON STOCK

The following tables set forth, as of the Record Date, information with respect to the beneficial ownership of Old Line Bancshares’ common stock by each director, by its executive officers and by all of its directors and executive officers as a group, as well as information regarding each other person that Old Line Bancshares believes owns in excess of 5% of the outstanding common stock.  Unless otherwise noted below, Old Line Bancshares believes that each person named in the table has or will have the sole voting and sole investment power with respect to each of the securities reported as owned by such person.

Name of Beneficial Owner	Number of Shares Owned	Number of Options Owned (1)	Total Number of Shares Beneficially Owned (2)	Percent of Class Owned(3)

Joseph E. Burnett(4)	34,914	55,119	90,033	0.83%
Craig E. Clark(5)	174,584	2,400	176,984	1.64%
James W. Cornelsen(6)	110,659	143,440	254,099	2.33%
G. Thomas Daugherty(7)	545,869	3,400	549,269	5.09%
James F. Dent	64,184	8,100	72,284	0.67%
Andre’ J. Gingles	45,987	3,900	49,887	0.46%
Thomas H. Graham	1,602	1,200	2,802	0.03%
William J. Harnett	1,050,937	1,200	1,052,137	9.75%
Frank Lucente	141,539	8,100	149,639	1.39%
Gail D. Manuel(8)	33,216	8,100	41,316	0.38%
Carla Hargrove McGill	6,673	1,200	7,873	0.07%
Gregory S. Proctor, Jr.(9)	38,437	8,100	46,537	0.43%
Jeffrey A. Rivest	8,600	2,400	11,000	0.10%
Mark A. Semanie	3,466	—	3,466	0.03%
Suhas R. Shah(10)	22,866	5,900	28,766	0.27%
John M. Suit, II(11)	39,099	4,900	43,999	0.41%
Frank E. Taylor (12)	10,535	3,400	13,935	0.13%
All directors & executive officers as a group (18 people)	2,334,442	260,859	2,595,301	23.49%

(1)                     Indicates options exercisable within 60 days of the proxy statement.

(2)                     The total number of shares beneficially owned includes shares of common stock owned by the named persons as of the date of this proxy statement and shares of common stock subject to options held by the named persons that are exercisable as of, or within 60 days of the Record Date.

(3)                     The shares of common stock subject to options are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(4)                     Includes 1,620 shares of common stock held jointly with his spouse.

(5)                     Includes 145,771 shares of common stock held jointly with his spouse.  Does not include 16,716 shares of common stock an individual retirement account owns for the benefit of his spouse. Mr. Clark disclaims beneficial ownership in such shares.

(6)                     Includes 12,122 shares of common stock held jointly with his spouse.

(7)                     Includes 246,467 shares of common stock The Daugherty, LLC owns.  Mr. Daugherty is managing member of The Daugherty, LLC.  Excludes 54,729 shares of common stock his spouse individually owns.  Mr. Daugherty’s address is c/o Old Line Bank, 1525 Pointer Ridge Place, Bowie, Maryland 20716.

(8)                     Includes 10,256 shares of common stock owned jointly with her spouse and 6,424 shares of common stock Trinity Memorial Gardens owns.  Ms. Manuel is the owner and a Director of Trinity Memorial Gardens.

(9)                     Includes 2,000 shares of common stock held jointly with his spouse.

(10)              Includes 12,122 shares of common stock held jointly with his spouse.

(11)              Includes 19,000 shares of common stock owned by the John M. Suit II Revocable Trust and 19,050 shares of common stock owned by the Joan Marie Suit Revocable Trust.  Mr. Suit is trustee and beneficiary of these trusts.

(12)              Includes 5,464 shares of common stock owned jointly with his spouse and 424 shares of common stock owned with his adult son, 424 shares of common stock owned with his adult daughter and 424 shares of common stock owned with another adult daughter.

OTHERS WITH OWNERSHIP IN EXCESS OF 5%

Name of Beneficial Owner and Addresses of 5% Owners	Number of Shares Owned(1)	Percent of Class Owned

Banc Fund, VI L.P.(2)	763,646	7.08%
20 North Wacker Drive, Suite 3300
Chicago, Illinois 60606

Wellington Management Company, LLP(3)	671,918	6.23%
280 Congress Street
Boston, MA 02210

Endeavour Capital Advisores, Inc.(4)	636,363	5.90%
410 Greenwich Avenue
Greenwich, CT 06830

FJ Capital Management, LLC(5)	577,087	5.35%
1313 Dolley Madison Blvd, Ste 306
McLean, VA 22101

(1)           Source: SNL Financial, LLC.

(2)           Banc Fund VI L.P. an Illinois Limited partnership, Banc Fund VII L.P., an Illinois Limited Partnership and Banc Fund VIII L.P. an Illinois Limited Partnership jointly reported in a Schedule 13G/A filed with the Securities & Exchange Commission on February 11, 2014 that Banc Fund VI, L.P. has sole voting and investment power of 150,400 shares of common stock, that Banc Fund VII L.P. has sole voting and investment power of 212,199 shares of common stock and that Banc Fund VIII, L.P. has sole voting and investment power of 401,047 shares of common stock.  The general partner of Banc Fund VI is MidBanc VI L.P., whose principal business is to be a general partner of Banc Fund VI.  The general partner of Banc Fund VII is MidBanc VII L.P., whose principal business is to be a general partner of Banc Fund VII.  The general partner of Banc Fund VIII is MidBanc VIII L.P., whose principal business is to be a general partner of Banc Fund VIII.  The general partner of MidBanc VI, MidBanc VII and MidBanc VIII is The Banc Funds Company, L.L.C. (“TBFC”), whose principal business is to be a general partner of MidBanc VI, MidBanc VII and MidBanc VIII.  TBFC is an Illinois corporation whose principal shareholder is Charles J. Moore.  Mr. Moore has voting and dispositive power over the securities of the issuer held by each of the previously named entities.

(3)           Wellington Management Company, LLP, a Massachusetts based Limited Liability Partnership, reported in a Schedule 13G/A filed with the Securities & Exchange Commission on February 14, 2014 that Wellington Management, in its capacity as an investment adviser, may be deemed to beneficially own 671,918 shares of common stock which are held of record by clients of Wellington Management.

(4)         Endeavour Capital Advisors, Inc., a Delaware Corporation, reported in a Schedule 13G filed with the Securities & Exchange Commission on February 14, 2014 that, along with Laurence M. Austin and Mitchell J. Katz, it beneficially owns 636,363 shares of common stock.

(5)         FJ Capital Management, LLC, located in Virginia, reported in a Schedule 13G filed with the Securities & Exchange Commission on January 16, 2014 that FJ Capital Management, LLC is the beneficial owner of 577,087 shares of common stock, comprised of (i) 161,702 shares of common stock  held by FJ Capital Long/Short Equity Fund LLC, of which FJ Capital Management LLC is the managing member, and (ii) 415,385 shares of common stock held by Bridge Securities, III, LLC, of which FJ Capital Management LLC is the sub-investment advisor.

PROPOSAL I

ELECTION OF DIRECTORS

The Board of Directors currently has 15 directors, divided into three classes — Class A, Class B and Class C.  The directors in each class are elected to serve for a three-year term and until their respective successors are duly elected and qualified.

The Board of Directors is recommending the election of Craig E. Clark, G. Thomas Daugherty, Gail D. Manuel, Gregory S. Proctor, Jr., and Suhas R. Shah as Class B directors for a term ending at the 2017 annual meeting of stockholders.  Additionally, the Board of Directors is recommending the election of Thomas H. Graham as a Class A director for a term ending at the 2016 annual meeting of stockholders.

All of the nominees are currently directors of Old Line Bancshares, Inc. and each nominee has consented to serve as a director, if elected.  The directors whose terms have not expired will continue to serve as directors until the expiration of their respective terms.

It is not contemplated that any of the nominees will become unavailable to serve, but if that should occur before the Annual Meeting, proxies that do not withhold authority to vote for the nominees listed below will be voted for another nominee, or nominees, selected by the Board of Directors.

A plurality of the shares cast at the Annual Meeting is necessary in order for each director to be elected.  Abstentions and broker non-votes have no effect on the outcome of the election.

Information regarding the nominees and the directors who will continue to serve unexpired terms follows.

The Board of Directors recommends that stockholders vote “FOR” the election of all nominees.

Nominees for election to the Board of Directors for a three-year term expiring in 2017:

Craig E. Clark, 72, retired in 2006 as President of Waldorf Carpets, Inc., a wholesale and retail flooring company, which he established in 1969.  Mr. Clark is a founder of Old Line Bank.  He has served as Chairman of the Board of Directors of Old Line Bank since 1994 and of Old Line Bancshares, Inc. since its incorporation in 2003 and has served as a member of the Board of Directors of Old Line Bank since 1988.  Mr. Clark is a member of each of the Board of Directors’ committees with the exception of the Loan Committee.  The Board of Directors of Old Line Bancshares, Inc. and Old Line Bank believe that Mr. Clark’s experience managing and operating his own business, his affiliations within the local community and his active involvement in the founding and oversight of Old Line Bank uniquely qualify him to be Chairman and a member of the Board of Directors.  Mr. Clark demonstrates his commitment through his involvement in all levels of Board governance.  He additionally lends his expertise and experience to a myriad of special projects including but not limited to business development, branch expansion and overall asset growth.

G. Thomas Daugherty, 68, was the President of Maryland Bankcorp and Maryland Bank & Trust from 2001 through April 1, 2011 when they merged into Old Line Bancshares, Inc. and Old Line Bank, respectively.  He was a Director of Maryland Bank & Trust Company from 1995 through the April 1, 2011 effective date of the merger.  From 1977 to 2001, Mr. Daugherty was an attorney specializing in real estate and business law.  He is a member of the Maryland Bar Association and the District of Columbia Bar Association.  He holds a Juris Doctorate from the University of Baltimore, a BA from the College of William and Mary, and an AA from St. Mary’s College of Maryland.  He has served as Vice President of St. Mary’s College of Maryland Foundation and is trustee emeritus of the Board of Trustees of St. Mary’s College of Maryland. Additional prior community activities include the St. Mary’s County Economic Development Commission, the Lexington Park Redevelopment Commission, and he served 12 years (including four years as President) of the St. Mary’s County Housing Authority Board.  He is currently a member of the Southern Maryland Navy Alliance, and the Lexington Park Rotary Club. As a current member of the Old Line Bank Board, he serves on the Asset and Liability Committee.  The Board of Directors of Old Line Bancshares and Old Line Bank believes that Mr. Daugherty’s qualifications to serve on the boards of Old Line Bancshares and Old Line Bank include his many years of banking experience, his community contacts, and his knowledge of the former Maryland Bank & Trust’s customer base and market area.

Gail D. Manuel, 58, is the owner and a Director of Trinity Memorial Gardens and Mausoleum in Waldorf, Maryland.  She is a past member of the Board of Directors of the Charles County Chamber of Commerce, past member of the Charles County Planning Commission and past President of Charles County Zonta Club.  She resides in Welcome, Maryland.  She has been a member of the Board of Directors of Old Line Bank since 1992 and Old Line Bancshares, Inc. since its incorporation in 2003.  Ms. Manuel serves on the Asset and Liability and Compensation Committees.  The Board of Directors of Old Line Bancshares, Inc. and Old Line Bank believes that Ms. Manual’s qualifications for serving on the Board of Directors of Old Line Bank and Old Line Bancshares, Inc. include her many years of active involvement with the Board of Directors, her experience owning and operating a small business in our market area and her long standing affiliations with the local business community.

Gregory S. Proctor Jr., 50, is President and Chief Executive Officer of G.S. Proctor & Associates, Inc., a Maryland registered lobbying and consulting firm, which he established in 1995.  He resides in Upper Marlboro, Maryland.  He has been a member of the Board of Directors of Old Line Bancshares, Inc. and Old Line Bank since 2004.  He currently serves on the Loan and Compensation and Corporate Governance Committees.  The Board of Directors believes his qualifications to serve as a Director of Old Line Bank and Old Line Bancshares, Inc. include his legislative knowledge, his management and consulting skills and his business affiliations in our market area.

Suhas R. Shah, CPA, 59, is a principal and member of Source One Business Services, LLC, and has served in that capacity since 1986 and is a principal and shareholder of Regan Schickner Shah Harper, LLC. and has served in that capacity since 1986.  Source One Business Services, LLC provides cash flow and budgeting analysis, computer consulting and tax planning and preparation for corporations, individuals, estates and trusts, as well as litigation support, financial forecasts and merger and acquisitions advisory services to a variety of clients. Regan, Russell, Schickner & Shah, P.A. is a certified public accounting firm.  Mr. Shah resides in Marriottsville, Maryland. He has been a member of the Board of Directors of Old Line Bancshares. Inc. and Old Line Bank since January 2006.  He currently serves on the Asset and Liability Committee and as Chair of the Audit Committee.  The Board of Directors believes that Mr. Shah’s qualifications for these positions include his educational background, extensive experience with public and financial accounting matters, his financial expertise, his accounting certification and his affiliations with the business community in our market area.

Nominees for election to the Board of Directors for the remainder of a three-year term expiring in 2016:

Thomas H. Graham, 53, has served as Vice President of People Strategy and Human Resources at Pepco Holdings Inc., a regional energy holding company that provides utility service to more than two million customers, since August 2013.  From 1986 to the present position, Mr. Graham held several positions at the company, including Pepco Region President, Pepco Regional Vice President, Manager, Strategic Accounts and Manager, Billing Services and Investigations. He is responsible for developing and implementing enterprise-wide policies and programs encompassing all aspects of human resource management including employment, employee and labor relations, employee benefits, succession planning, compensation, development, diversity programs, and management and employee assistance. Mr. Graham currently serves on the board of the Center for Energy Workforce Development (Chair) and Maryland Chamber of Commerce (Chair). Mr. Graham is also on the boards for Heroes, Inc., the Kevin Durant Charity Foundation and Prince George’s County Economic Development Corporation. Other affiliations include Leadership Maryland, Leadership Montgomery, American Association of Blacks in Energy and Leadership Prince George’s.  Mr. Graham has been a member of the Board of Directors of Old Line Bancshares, Inc., and Old Line Bank since November 20, 2013.  The Board of Directors believes his qualifications to serve as a Director of Old Line Bank and Old Line Bancshares, Inc. include his exceptional leadership and management expertise and his business affiliations in our market area. He is currently a member of the Asset and Liability Committee.

Continuing Directors

The directors whose terms are not expiring at the Annual Meeting are as follows:

Term Expiring at the 2015 Annual Meeting

Andre’ J. Gingles, 56 has been the owner of Gingles, LLC, a law firm located in Calverton, Maryland since 2003.  Mr. Gingles’ practice concentrates on large mixed use projects involving land use, zoning and government relations.  He has been a member of the Board of Directors of Old Line Bancshares, Inc. and Old Line Bank since June 23, 2011.  Mr. Gingles is an accomplished and effective senior executive with extensive management and leadership experience in the public and private sectors.  Mr. Gingles has served in the Prince George’s County Government in multiple capacities and provides counsel to several metropolitan real estate development companies on a variety of business and land use issues.  He holds a bachelor’s degree from Howard University, Washington, D.C. and a Juris Doctorate degree from Southern University Law Center, Baton Rouge, LA.  He holds membership in a number of professional and community organizations to include serving as Chairman of the Foundation Schools and Past Chairman of Trial Courts Judicial Nominating Commission for District 13, Prince Georges County, Maryland.  The Board of Directors believes that Mr. Gingles’ extensive knowledge of Old Line Bank’s target market areas and familiarity with businesses located in those areas provides significant assistance to Old Line Bank in achieving business development goals and market growth.  Currently, he is a member of the Asset and Liability and the Corporate Governance Committees.  His experience working with local government and his extensive legal background provide additional insight to the Board with regard to future planning and strategic development.

William J. Harnett, 83, was a Director of WSB Holdings, Inc. since its formation in January 2008, served as a Director of The Washington Savings Bank, F.S.B. since its inception in 1982 and served as Chairman of the Board from 1988 until May 10, 2013, when they merged into Old Line Bancshares, Inc. and Old Line Bank, respectively.  He also served as Chief Executive Officer of The Washington Savings Bank from 1988 until he retired as Chief Executive Officer in February 2005.  He also was founder, Chairman and Chief Executive Officer of Washington Homes, Inc., before it was sold in 1988.  The Board of Directors of Old Line Bancshares, Inc. and Old Line Bank believe that Mr. Harnett’s qualifications to serve as a Director include his extensive knowledge of the banking industry, which include the business and operations of a financial institution as well as the risks faced in the industry, as a result of his long tenure with The Washington Savings Bank as both a director and former CEO, as well as his knowledge of the former The Washington Savings Bank’s customer base and market area.

Frank Lucente, Jr., 72, is President of Lucente Enterprises, Inc., an investment holding company which he established in 1985.  Mr. Lucente serves as Director for Peoples National Bank and Suburban Bank (also known as Columbia Bank). He previously served as a director for Prince George’s Community College and Center for the Aging.  He is currently a partner in Chesapeake Custom Homes.  He has also been a partner in Robin Hood Homes, Diamond Development, Kings Grant, Inc. Regent Construction Company, Heritage Investment Company, Diamond Renovations, Diamond Utilities and Bay of America (which is now National Harbor).   Mr. Lucente has been a partner in entities that have built over 800,000 square feet of commercial office spaces and has been involved in the construction and development of over 5,700 homes in the Washington Metropolitan Area.  Mr. Lucente resides in Palm Beach County, Florida and Edgewater, Maryland.  He has been a member of the Board of Directors of Old Line Bank since 2002 and Old Line Bancshares, Inc. since its incorporation in 2003.  He has served as Vice Chairman of the Board of Directors of Old Line Bancshares, Inc. and Old Line Bank since 2003.  He is currently a member of the Loan Committee.  The Board of Directors believes Mr. Lucente’s qualifications for these positions include business affiliations in our market area, knowledge of the real estate industry and his operational and management expertise gained from his many years as a business owner and previous director at other banking affiliations.

John M. Suit, II, 69, served as Senior Vice President for Branch Banking and Trust from 2003 through his retirement in 2006.  From 1996 until 2003, Mr. Suit served as Chairman of the Board of Farmers Bank of Maryland.  Mr. Suit also served as President, CEO and Director of Farmers National Bancorp and Farmers National Bank of Maryland from 1989 to 1996.  Mr. Suit lives in Annapolis, Maryland.  He has served on the Board of Directors of Old Line Bancshares, Inc. and Old Line Bank since January 2007.  He currently serves on the Audit, Corporate Governance, Loan, Compensation and the Asset and Liability Committees.  The Board of Directors believes his qualifications for these positions include his financial expertise resulting from his Chair and executive officer positions and his leadership in the banking industry.

Frank Taylor, 64, is the President of Taylor Gas Company, Inc., a family business founded in 1950 which markets propane throughout the lower part of Southern Maryland.  Mr. Taylor has held the position of President since 1982.  He served on the Board of Directors for Maryland Bank and Trust Company, N.A. from 1995 until its merger with Old Line Bank in 2011.  He currently serves on the Board of Governors of the Calvert Marine Museum.  He has also served on a variety of other Boards and Commissions including the United States Navy League, Three Oaks Center, Mid-Atlantic Propane Gas Association, National Propane Gas Association, St. Mary’s County Chamber of Commerce and The St. Mary’s County Planning Commission.  He began serving on the Board of Directors of Old Line Bancshares, Inc. and Old Line Bank in August 2011 and is currently a member of the Audit and Asset and Liability Committees.  The Board of Directors believes his qualifications to serve as a director include his extensive community banking experience as a director as well as his experience on numerous other Boards.  His extensive knowledge of Old Line Bank’s Southern Maryland market and familiarity with businesses located in that area provides invaluable insight with regard to future planning and strategic development in that market.

Term Expiring at the 2016 Annual Meeting

James W. Cornelsen, 59, is the President and Chief Executive Officer of Old Line Bancshares, Inc. and Old Line Bank.  He joined Old Line Bank and became a member of its Board of Directors in 1994.  He has been a member of the Board of Directors of Old Line Bancshares, Inc. since its incorporation in April 2003.  He currently serves as Chair of the Loan Committee and the Asset and Liability Committee.  He has over 30 years of commercial banking experience.  Prior to joining Old Line Bank, Mr. Cornelsen was a Senior Vice President at Sequoia National Bank and Vice President of Commercial Lending at Citizens Bank of Maryland.   The Board of Directors believes that Mr. Cornelsen’s qualifications to serve on the Board and as President and Chief Executive Officer of Old Line Bancshares, Inc., include his many years of banking experience and proven leadership in the success of these companies combined with his leadership as Chair of the Loan, and Asset and Liability Committees.

James F. Dent, 77, retired in 2006 as an owner and operator of a State Farm Insurance Agency that he established in 1961.  He resides in LaPlata, Maryland.  Mr. Dent is a founder of Old Line Bank and has served as a member of the Board of Directors of Old Line Bank since 1988 and Old Line Bancshares, Inc. since its incorporation in 2003.  He currently serves on the Loan and Compensation Committees.  The Board of Directors believes that Mr. Dent’s qualifications for his membership on the Board of Directors of Old Line Bancshares, Inc. and Old Line Bank include his many years of experience in the insurance industry in our market area as well as his active involvement in the founding and oversight of Old Line Bank.

Jeffrey A. Rivest, 61, has served as President and Chief Executive Officer of the University of Maryland Medical Center since 2004; there he is responsible for all aspects of organizational strategy and operations for a 750 bed academic medical center with 7,000 employees.  From 1988 through 2004, he held several positions at The Children’s Hospital of Philadelphia, starting with Senior Vice President for Clinical and Ambulatory Service, moving on to Executive Vice President and Chief Operating Officer and finishing his time there as Executive Vice President and Chief Operating Officer.  Mr. Rivest has additionally held seat on multiple Boards, which currently include the University Care Board of Directors since 2006, the Maryland Medicine Comprehensive Insurance Program Board of Directors Executive Committee since 2010, and the Maryland Medicine Comprehensive Insurance program Board of Directors since 2005.  He previously served on the Maryland Highway Safety Foundation Board from 2009 through 2010, the United Way of Central Maryland Board from 2010 through 2012 and Maryland Hospital Association Executive committee of the Board of Trustees from 2007 through 2009.  Mr. Rivest has served as a director of Old Line Bancshares and Old Line Bank since September 2012 and currently serves on the Old Line Bank/Old Line Bancshares, Inc. Corporate Governance Committee, Audit Committee and the Asset and Liability Committee. The Board of Directors believes the Mr. Rivest’s qualifications to serve on the Board center on his extensive management and strategic organizational experience.  With local roots and numerous affiliations in the business community, Mr. Rivest can provide invaluable business development opportunities to the organization.

Carla Hargrove McGill, 52, has served as President of Hargrove, Inc., a Lanham, Maryland headquartered company that designs and executes a wide range of events from trades shows and galas to presidential inaugurals, since 2008; prior to that she held the position of Vice President of Special Events.  Ms. McGill serves as a board member of The Foundation Schools, a committee member for the Anne Arundel Medical Center Gala. Ms. McGill became a director of Old Line Bancshares and Old Line Bank in April 2013, and is currently a member of the Asset and Liability Committee.  The Board of Directors of Old Line Bancshares, Inc. and Old Line Bank believe that Ms. McGill’s experience managing and operating her own business, her affiliations within the local community and her active involvement in the in local charitable organizations uniquely qualify her for membership on our Board.

The Board of Directors has determined that Directors, Craig E. Clark, James F. Dent, Andre´ Gingles, Thomas H. Graham, Gail D. Manuel, Carla Hargrove McGill, Gregory S. Proctor, Jr., Jeffery A. Rivest, Suhas R. Shah, John M. Suit, II, and Frank Taylor are “independent” as defined under the applicable rules and listing standards of the NASDAQ Stock Market LLC.

Director Selection Process

The  Corporate Governance Committee selects nominees for director and considers a variety of factors to ensure diversity and that the Board of Directors, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skill, industry knowledge and experience, financial expertise, local or community ties and minimum individual qualifications, including high moral character, mature judgment, familiarity with our business and industry, independence of thought and an ability to work collegially.

The Board of Directors also conducts a self-assessment annually, which our Corporate Governance Committee reviews and discusses with the Board.  At a meeting of the non-management directors of the Board, the Corporate Governance Committee presents this review and recommends individuals for re-election to the Board of Directors and any new individuals for nomination who may enhance the diversity of the Board of Directors.

Board Leadership Structure

Craig E. Clark has served as Chairman of the Board of Directors of Old Line Bank since 1994 and of Old Line Bancshares, Inc. since its incorporation in 2003.  He has served as a member of the Board of Directors of Old Line Bank since its inception in 1989.

The Chairman of the Board of Directors organizes the work of the Board and ensures that it has access to sufficient information to enable it to carry out its functions.  Those functions include monitoring our performance and the performance of management.  The Chairman is also responsible for presiding over all meetings of the Board of Directors and stockholders, oversight of the distribution of information to Directors, appointment of committee members and the chairs of those committees as well as the oversight and strategic planning for Old Line Bancshares, Inc. and Old Line Bank.

The Board of Directors believes that in order to maintain independent oversight of management it is important that the Chairman is not an officer or employee of Old Line Bancshares, Inc. or Old Line Bank.  Independent directors and management provide different perspectives and roles in strategy development.  The Chief Executive Officer sits on the Board of Directors to facilitate the dissemination of information and understanding between the Board of Directors and management but does not hinder the Board’s overall independence.   Although the Board of Directors has not adopted a formal policy in this regard, the Chairman of the Board of Directors has been an independent director since inception of Old Line Bancshares, Inc.

BOARD MEETINGS AND COMMITTEES

Old Line Bancshares, Inc.’s Board of Directors meets for regular meetings each month (usually the fourth Wednesday of each month) and convenes additional special meetings as circumstances may require.  The Board of Directors of Old Line Bancshares, Inc. and Old Line Bank met 12 times during 2013.  Each director attended at least 75% of the total number of meetings of the Board of Directors and the Board committees of Old Line Bancshares, Inc. and Old Line Bank of which he or she was a member during 2013.

The Board of Directors of Old Line Bancshares, Inc. has standing Audit, Corporate Governance, Compensation and Strategic Opportunities Committees.  Old Line Bank also has a number of standing committees, including the Asset & Liability Committee, Audit Committee, Compensation Committee, Loan Committee and Corporate Governance Committee.  The members of Old Line Bancshares, Inc.’s and Old Line Bank’s Audit, Compensation and Corporate Governance Committees are the same, and these committees typically hold joint meetings.

Old Line Bancshares, Inc.’s policy provides that, in the absence of an unavoidable conflict, all directors are expected to attend the annual meeting of Old Line Bancshares, Inc.’s stockholders.  All then-current members of the Board of Directors of Old Line Bancshares, Inc. attended the 2013 annual meeting.

Oversight of Risk Management

The Board of Directors has an active role in overseeing and monitoring Old Line Bancshares’ risk management processes.  The Board of Directors regularly reviews information regarding our asset quality, securities portfolio, capital, liquidity, compensation, financial reporting, strategic plan, products, security and operations.  The Board of Directors oversees the risk management process through correlated committee processes and through Board management and/or participation in these committees.  The Compensation Committee is responsible for overseeing the management of risks related to our executive and non-executive compensation plans.  The Audit Committee has responsibility for oversight of financial reporting, information technology, security and regulatory risks.  The Corporate Governance Committee manages risk associated with the Board of Directors, including independence and competence of the directors.  The Asset and Liability Committee, which consists of both directors and senior officers of Old Line Bank, is responsible for oversight of the management of risks associated with our policies and procedures related to financial management, interest rate sensitivity, liquidity, investment, and capital.  The Loan Committee is responsible for management of risk associated with loans and reviews loans as set forth in Old Line Bank’s loan policy.  The purpose of the Strategic Opportunities Committee is to review and assess, and to assist the Company’s Board of Directors in reviewing and assessing, potential mergers and acquisitions.

Old Line Bancshares, Inc. has also contracted with an outside vendor to conduct internal audits.  The firm, working in coordination with the Chief Risk Officer, reports to the Chair of the Audit Committee.  On an annual basis, or more frequently if required, the Audit Committee approves a schedule of internal reviews and audits for the firm to complete.  The findings from their reviews and audits are reported to the Audit Committee.  The Chair of the Audit Committee makes a full report of each finding to the full Board of Directors.

Asset and Liability Committee

Old Line Bancshares, Inc.’s Asset and Liability Committee members are James W. Cornelsen, Craig E. Clark, G. Thomas Daugherty, Andre´ Gingles, Thomas H. Graham, Gail D. Manuel, Carla Hargrove McGill, Jeffrey A. Rivest, Suhas R. Shah, John M. Suit, II, Frank Taylor, and Erin G. Lyddane.  The Asset and Liability Committee held four meetings in 2013.  The committee’s responsibilities include: (i) monitoring actual financial performance compared with established guidelines and plans, identifying causes for variances, and determining the actions needed to change performance; (ii) determining liquidity requirements and monitoring the sources and uses of liquidity, including the status of contingency plans; (iii) monitoring Old Line Bank’s exposure to potential interest rate changes and determining strategies to minimize the risk of loss; (iv) reviewing and revising as necessary the near term forecast for sources and uses of funds and the pricing on these funds; and (v) managing and maintaining, in a manner consistent with the goals of the Board of Directors capital adequacy, asset and investment quality, earnings at the maximum level possible within the constraints of prudent banking and the reasonable requirements of customers and the community, growth which is sound, profitable and balanced without the sacrifice of quality of service and ensuring compliance with applicable laws and banking regulations.

Audit Committee

Old Line Bancshares, Inc.’s Audit Committee members are Craig E. Clark, Jeffrey A. Rivest, John M. Suit, II, Suhas R. Shah and Frank Taylor.  The Board of Directors has determined that each of these individuals is independent, as defined under the applicable rules and listing standards of the NASDAQ Stock Market LLC and the rules and regulations of the Securities and Exchange Commission.  In addition, the Board of Directors has determined that each committee member is able to read and understand fundamental financial statements, including Old Line Bancshares, Inc.’s consolidated balance sheet, income statement and cash flow statement.  In addition, the Board of Directors has determined that Mr. Shah is an “audit committee financial expert” as the rules and regulations of the Securities and Exchange Commission define that term.

The Audit Committee of Old Line Bancshares, Inc. and Old Line Bank held six meetings in 2013.   The Audit Committee’s primary responsibilities are to assist the Board by monitoring: (i) the integrity of the financial statements of Old Line Bancshares, Inc.; (ii) the independent auditors’ qualifications and independence; (iii) the performance of Old Line Bancshares, Inc.’s and its subsidiaries’ internal audit function and independent auditors; (iv) Old Line Bancshares, Inc.’s system of internal controls; (v) Old Line Bancshares, Inc.’s financial reporting and system of disclosure controls; and (vi) Old Line Bancshares, Inc.’s compliance with legal and regulatory requirements.

In addition, the Audit Committee was appointed to oversee treatment of, and any necessary investigation concerning, any employee complaints or concerns regarding Old Line Bancshares, Inc.’s accounting and auditing matters.  Pursuant to procedures adopted by Old Line Bancshares, Inc., any employee with such complaints or concerns is encouraged to report them, anonymously if they desire, to the Chair of the Audit Committee for investigation, and appropriate corrective action, by the Audit Committee.

The Audit Committee has a written charter, a copy of which is available in the shareholder relations section of Old Line Bank’s website at www.oldlinebank.com.

Corporate Governance Committee

Old Line Bancshares, Inc.’s Corporate Governance Committee, members are John M. Suit, II, Craig E. Clark, Andre´ J. Gingles, Jeffrey A. Rivest and Gregory S. Proctor, Jr.  The Board of Directors has determined that each of these individuals is independent, as defined under the applicable rules and listing standards of the NASDAQ Stock Market LLC.  The Corporate Governance Committee has a written charter, a copy of which is available in the shareholder relations section of Old Line Bank’s website at www.oldlinebank.com.  The Corporate Governance Committee of Old Line Bancshares, Inc. held three meetings in 2013.

The Corporate Governance Committee determines whether the incumbent directors should stand for reelection to the Board of Directors and identifies and evaluates candidates for membership on the Board of Directors.  In the case of a director nominated to fill a vacancy on the Board of Directors due to an increase in the size of the Board of Directors, the Corporate Governance Committee recommends to the Board of Directors the class of directors in which the director-nominee should serve.  The Corporate Governance Committee also conducts appropriate inquiries into the backgrounds and qualifications of possible director candidates and reviews and makes recommendations regarding the composition and size of the Board of Directors.

In identifying and evaluating candidates for membership on the Board of Directors, the Corporate Governance Committee takes into account all factors it considers appropriate.  These factors may include ensuring that the Board of Directors, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skill, industry knowledge and experience, financial expertise, local or community ties and minimum individual qualifications, including high moral character, mature judgment, familiarity with the our business and industry, independence of thought and an ability to work collegially.  However, the committee retains the right to modify any or all of these factors from time to time.

The Corporate Governance Committee also evaluates candidates for nomination to the Board of Directors who are recommended by a stockholder.  Stockholders who wish to recommend individuals for consideration by the Corporate Governance Committee to become nominees for election to the Board may do so by submitting a written recommendation to the Secretary of Old Line Bancshares, Inc. at 1525 Pointer Ridge Place, Bowie, Maryland  20716.  Submissions must include sufficient biographical information concerning the recommended individual, including age, five-year employment history with employer names and a description of the employer’s business, whether such individual can read and understand basic financial statements and board memberships for the Corporate Governance Committee to consider.  A written consent of the individual to stand for election if nominated and to serve if elected by the stockholders must accompany the submission.  The Corporate Governance Committee will consider recommendations received by a date not later than 120 calendar days before the date the Proxy Statement was released to stockholders in connection with the prior year’s annual meeting for nomination at that annual meeting.  The Corporate Governance Committee will consider nominations received beyond that date at the annual meeting subsequent to the next annual meeting.

The Corporate Governance Committee identifies potential candidates through various methods, including but not limited to, recommendations from existing directors, customers and employees.  Existing directors recommended to the Corporate Governance Committee that it consider Mr. Thomas H. Graham as a potential director.

The Corporate Governance Committee evaluates nominees for directors recommended by security holders in the same manner in which it evaluates any nominees for directors.  Minimum qualifications include high moral character, mature judgment, familiarity with Old Line Bancshares, Inc.’s business and industry, independence of thought and ability to work collegially.

Compensation Committee

Old Line Bancshares, Inc.’s Compensation Committee members are Craig E. Clark, James F. Dent, Gail D. Manuel, Gregory S. Proctor, Jr. and John M. Suit, II.   The Board of Directors has determined that each of these individuals is independent, as defined under the applicable rules and listing standards of the NASDAQ Stock Market LLC.  The Compensation Committee of Old Line Bancshares, Inc. and Old Line Bank held three meetings in 2013.

The Compensation Committee evaluates the performance of the President and Chief Executive Officer and makes recommendations to the Board of Directors regarding the President and Chief Executive Officer’s compensation.  The Compensation Committee also reviews current industry practices regarding compensation packages provided to executive management and the Board of Directors, including salary, bonus, stock options and other perquisites.  Based on recommendations from the President and Chief Executive Officer, the Compensation Committee approves compensation provided to members of executive management, excluding the President and Chief Executive Officer.  The President and Chief Executive Officer bases his recommendation primarily on our results as outlined in the Incentive Plan Model and Stock Option Model, as well as his own evaluation of the officer’s performance during the year.  The Compensation Committee also evaluates and recommends to the Board of Directors fees for non-employee board members.  The Compensation Committee has adopted a written charter, a copy of which is available in the shareholder relations section of Old Line Bank’s website at www.oldlinebank.com.

In 2013, the Compensation Committee engaged ChaseCompGroup, LLC to conduct an executive officer and director compensation review.  Those reviews provided information about the performance of our peer banks with respect to return on average assets, asset growth, net interest margin and non-performing assets and compared Old Line Bank’s performance to the peer banks’ performance.  The reviews also provided information on base and bonus compensation for the executive management teams and boards of directors of the banks in the peer banks and compared Old Line Bank’s compensation structure to the peer banks.

The Compensation Committee used these surveys to assist them in determining the appropriate salary levels for the executive officers and directors.

DIRECTOR COMPENSATION

The following table discloses all fees and other payments to each director for the fiscal year ended December 31, 2013.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)(3)	Total
Craig E. Clark	56,000	4,350	4,068	64,418
James W. Cornelsen(4)	—	—	—	—
G. Thomas Daugherty(5)	44,300	4,350	4,068	52,718
Daniel W. Deming(6)	36,867	4,350	4,068	45,285
James F. Dent	24,600	4,350	4,068	33,018
Andre Gingles	20,300	4,350	4,068	28,718
Thomas H. Graham	—	—	—	—
William J. Harnett	9,500	—	—	9,500
Frank Lucente	28,000	4,350	4,068	36,418
Gail D. Manuel	20,100	4,350	4,068	28,518
Carla Hargrove McGill	9,900	—	—	9,900
John D. Mitchell(6)	36,867	4,350	4,068	45,285
Gregory S. Proctor	23,300	4,350	4,068	31,718
Jeffrey A. Rivest	20,600	4,350	4,068	29,018
Suhas Shah	22,800	4,350	4,068	31,218
Michael J. Sullivan(7)	9,500	—	—	9,500
John M. Suit, II	29,000	4,350	4,068	37,418
Frank Taylor	19,500	4,350	4,068	27,918
Total	$411,133	$56,550	$52,884	$520,567

(1)                      We estimated the fair value of the 300 restricted stock awards granted at $14.50 using the closing stock price on December 31, 2013.   There were no unvested Director stock awards outstanding as of December 31, 2013.

(2)                      We estimated the fair value of the stock option awards granted at $3.39  per option using the Black-Scholes valuation model as outlined in Footnote 15-Employee Benefits in Item 8 Financial Statements of our 10-K for the year ended December 31, 2013.

(3)                      The aggregate number of vested options outstanding is disclosed in the Security Ownership of Management and Certain Security Holders table.  There were no unvested Director stock option awards outstanding at December 31, 2013.

(4)                      Mr. Cornelsen is an executive officer and is not compensated for his services as a director.

(5)                      Fee includes payment pursuant to the Executive Non-competition Agreement between Old Line Bancshares and Mr. Daugherty entered into in connection with our acquisition of Maryland Bankcorp.

(6)                      Mr. Deming and Mr. Mitchell retired from the Board of Directors in August 2013.

(7)                      Mr. Sullivan resigned from the Board of Directors as of January 15, 2014.

For 2013, each non-employee Director of Old Line Bank, other than the Chairman of the Board and the Vice Chairman of the Board, received $700 for each attended meeting of the Board of Directors, $300 for each attended meeting of the Loan Committee and $400 for each attended meeting of the Corporate Governance Committee, the Compensation Committee, the Audit Committee and the Asset & Liability Committee.  The Chairmen of the Corporate Governance Committee, the Compensation Committee and the Audit Committee also received an additional $300 for each attended meeting of their respective committees.  If a Director attends any of these meetings via teleconference in lieu of in person, the Director will receive $200 instead of the regular in-person payment.  Each non-employee Director of Old Line Bank, other than the Chairman of the Board and the Vice Chairman of the Board, also received a $3,000 quarterly retainer.  During 2013, the Chairman of the Board received an annual compensation of $56,000 and the Vice Chairman received an annual compensation of $28,000 in lieu of attendance fees.

In September 2012, the Board of Directors adopted a resolution providing directors who retire from the Board with at least seven years of service a payment of $50,000, payable in three annual installments.

Old Line Bancshares, Inc. has paid no cash remuneration, direct or otherwise, to its directors since its incorporation.  It is expected that unless and until Old Line Bancshares, Inc. becomes actively involved in additional businesses other than owning all the capital stock of Old Line Bank, it will pay no separate cash compensation to the directors of Old Line Bancshares, Inc. in addition to that paid to them by Old Line Bank in their capacities as directors of Old Line Bank.  However, Old Line Bancshares, Inc. may determine in the future that such separate cash compensation is appropriate.

In February 2013, Old Line Bancshares granted 300 shares of restricted stock and options to purchase 1,200 shares of our common stock to each non-employee director.  The options have an exercise price of $12.04, the closing price of the common stock on the NASDAQ Stock Market on February 27, 2013, the date of grant.  The options vested immediately and the restricted stock vested on December 31, 2013.

In February 2014, Old Line Bancshares granted 300 shares of restricted stock and options to purchase 1,200 shares of our common stock to each non-employee director.  The options have an exercise price of $16.76, the closing price of the common stock on the NASDAQ Stock Market on February 26, 2014, the date of the grant.  The options vested immediately and the restricted stock will vest on December 31, 2014, assuming that the applicable director is still serving on the Board of Directors on such date.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by Old Line Bank to its Chief Executive Officer and to the next two most highly compensated executive officers who received total compensation in excess of $100,000 during 2013 (the “named executive officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Stock Awards(4)	Option Awards (5)	Non-Equity Incentive Plan Compensation(6)	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total

James W. Cornelsen	2012	318,000	27,761	64,777	164,247	84,270	14,687	673,742
President & CEO(1)	2013	400,000	44,000	103,000	258,000	179,144	14,851	998,995

Joseph E. Burnett	2012	203,000	8,861	20,676	87,371	13,700	11,280	344,888
Executive Vice	2013	215,180	12,000	28,000	107,000	28,720	11,749	402,649
President & CLO(2)

Mark A. Semanie	2013	192,673	12,000	28,000	107,000	—	9,177	348,850
Executive Vice
President & COO(3)

(1)                                     Other compensation includes: $10,000 and $10,200 in contributions to Old Line Bank’s 401(k) retirement plan in 2012 and 2013 respectively; $3,957 and $4,051 in long term disability insurance premiums paid on Mr. Cornelsen’s behalf in 2012 and 2013 respectively; and $730 and $600 in short term disability insurance premiums paid on Mr. Cornelsen’s behalf in 2012 and 2013 respectively.

(2)                                     Other compensation includes: $8,108 and $8,598 in contributions to Old Line Bank’s 401(k) retirement plan in 2012 and 2013 respectively; $2,442 and $2,551 in long term disability premiums paid by Old Line Bank on Mr. Burnett’s behalf in 2012 and 2013, respectively; and $730 and $600 in short term disability premiums paid by Old Line Bank on Mr. Burnett’s behalf in each of 2012 and 2013.

(3)                                     Other compensation includes: $7,707 in contributions to Old Line Bank’s 401(k) retirement plan in 2013; $920 in long term disability insurance premiums paid by Old Line Bank on Mr. Semanie’s behalf in 2013; and $550 in short term disability insurance premiums paid by Old Line Bank on Mr. Semanie’s behalf in 2013.

(4)                                     Consists of restricted stock awards.   Restricted stock value is based on the share price at issuance of $12.04 and $16.76 for the years 2012 and 2013 respectively.  Restricted stock was granted in February 2013 and February 2014 based on the previously year’s performance under the Old Line Bancshares’ Incentive Plan Model.

(5)                                     We estimated the weighted average fair value of the options granted at $3.39 and $4.69 using the Black-Scholes option pricing model as outlined in footnote 22 of our 10-K for the year ended December 31, 2012 and footnote 15 of our 10-K for the year ended December 31, 2013 respectively.

(6)                                     Paid in February 2013 and February 2014 based on the previous year’s performance under Old Line Bancshares’ Incentive Plan Model.

During 2013, the Compensation Committee engaged ChaseCompGroup, LLC to conduct an executive officer and director compensation review.  Those reviews utilized a proxy peer group to assess compensation levels for the executive team and board of directors, similar to studies performed in previous years.  The proxy peer group, which was updated in 2013 due to the recent acquisition of WSB Holdings, Inc., the former parent of The Washington Savings Bank, was selected based on the Bank’s asset size, region/metropolitan market and performance.  We strive to continue as a high performing bank, thus we excluded peers that did not meet certain minimum performance levels with regards to return on average assets, asset growth, net interest margin and non-performing assets.  Old Line Bank’s 2013 performance compared to our compensation peer group (of 20 banks) ranked from the 33rd percentile up to the 100th percentile on these performance metrics.  In addition, we had the highest three-year asset growth amongst our peers.

The Compensation Committee uses the compensation data to adjust base salaries for the executives and to ensure our award opportunities under our cash and equity incentive plans are competitive.  Based on its 2013 analysis, the Committee made base salary adjustments to make executives base salaries more competitive when compared to our peers.  The Bank also has a formal performance-based annual cash incentive plan.  Details surrounding this plan are disclosed later in this section, however the compensation review validated that the current target and maximum award levels under the annual cash incentive plan are competitive: ranging from a target of 30% to a maximum of 50% of salary for the CEO, and 25% target to 37.50% maximum for the other named executive officers.  The Compensation Committee also uses performance to determine annual equity awards: target equity award levels were found to be competitive per the compensation study, however the consultant did find that the maximum award level for the CEO could be increased to 40%-50% of salary to allow for more competitive equity grants in years where the CEO and Bank exceed performance goals.  Equity awards, once earned, are subject to a three-year vesting schedule.

Employment Agreements

Old Line Bank has entered into employment agreements with each of James W. Cornelsen, Joseph W. Burnett and Mark A. Semanie.

On January 28, 2011, Old Line Bank entered into an amended and restated employment agreement with Mr. Cornelsen (replacing a 2003 agreement) to serve as the President and Chief Executive Officer of Old Line Bank and Old Line Bancshares, Inc.  This agreement provides for an initial term of four years which may be extended by the Board of Directors, in its sole discretion, for one additional year or such greater term as the Board of Directors deems appropriate.  The Board of Directors has extended the term of Mr. Cornelsen’s then existing employment agreement by one additional year as of December or January subsequent to execution of the 2003 agreement.  Mr. Cornelsen’s employment agreement is currently set to expire in March 2018.

Mr. Cornelsen’s agreement, as amended, provides for an annual salary of $490,000, subject to annual review and increase at the Board of Directors’ discretion.  Mr. Cornelsen may also receive an annual bonus to be determined by the Board of Directors.  In addition, Mr. Cornelsen is entitled to receive an annual grant of options to purchase at least 3,750 shares of common stock of Old Line Bancshares, Inc., assuming such options are available for grant under a stockholder-approved stock option plan.  The agreement also provides that Mr. Cornelsen will not be compensated for his attendance at Board of Directors’ meetings and that he is entitled to an automobile provided by Old Line Bank and to participate in such other bonus, incentive and other executive compensation programs as are made available to senior management of Old Line Bank from time to time.

The agreement terminates upon Mr. Cornelsen’s death or by mutual written agreement.  In addition, Mr. Cornelsen may terminate the agreement within six months following (or in certain circumstances, in anticipation of) a “change in control,” as described below, or for good reason as defined in the agreement.  Old Line Bank may terminate the agreement for certain events constituting cause as defined in the agreement.  Either party may also terminate the agreement without cause or good reason or upon Mr. Cornelsen’s permanent disability provided that such party provides 60 days prior written notice to the other party.

If Mr. Cornelsen terminates the agreement for good reason or because of his permanent disability, or if Old Line Bank terminates Mr. Cornelsen’s employment agreement without cause or because of permanent disability, and a change in control has not occurred, Mr. Cornelsen will receive severance pay for the remaining term of the agreement in an amount equal to his average annual compensation over the prior five years.  Mr. Cornelsen is not entitled to any severance pay under the agreement if he terminates the agreement without good reason.

If Mr. Cornelsen is terminated or terminates his employment in anticipation of or within six months following a change in control, he is entitled to a single payment equal to 2.99 times his average annual compensation over the prior five years, minus any other payments he receives that are contingent on the change in control.  If the change in control payments were required to be paid in 2014, Mr. Cornelsen would receive approximately $1,222,903.

Pursuant to the employment agreement, a “change in control” will occur if:

•                  any person or persons acting in concert acquires, voting securities of Old Line Bancshares, Inc. or Old Line Bank, if after the transaction the acquiring person or persons own, control or hold the power to vote 30% or more of any class of voting securities of Old Line Bancshares, Inc. or Old Line Bank, as the case may be;

•                  within any 12-month period (beginning on or after March 31, 2003) the persons who were directors of Old Line Bancshares, Inc. or Old Line Bank immediately before the beginning of such twelve month period (the “Incumbent Directors”) cease to constitute at least a majority of such Board of Directors; provided that any director who was not a director as of the effective date of the employment agreement will be deemed to be an Incumbent Director if that director was elected to such Board of Directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors;

•                  the stockholders of Old Line Bancshares, Inc. or Old Line Bank approve a reorganization, merger or consolidation with respect to which persons who were the stockholders of Old Line Bancshares, Inc. or Old Line Bank immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities; or

•                  All or substantially all of the assets of Old Line Bancshares, Inc. or Old Line Bank are sold, transferred or assigned to any third party.

The agreement also contains non-compete, non-solicitation and confidentiality provisions.

On January 26, 2011, Old Line Bank entered into an amended and restated employment agreement with Mr. Burnett to serve as Executive Vice President of Old Line Bank.  The agreement provides for an initial term of two years, which beginning in 2012 may be extended by the Board of Directors, in its sole discretion, for one additional year, or such greater term as Old Line Bank deems appropriate.   Mr. Burnett’s employment agreement is currently set to expire in March 2016.

On May 13, 2013, Old Line Bank entered into an employment agreement with Mark A. Semanie to serve as Executive Vice President of Old Line Bank.  His agreement has an initial term of two years, which beginning in 2014 may be extended by the Board of Directors, in its sole discretion, for one additional year, or such greater term as Old Line Bank deems appropriate.  Mr. Semanie’s employment agreement is currently set to expire in March 2016.

Mr. Burnett’s agreement, as amended effective January 1, 2014, provides an annual salary of $235,000.  Mr. Semanie’s agreement provides an annual salary of $260,000.  The aforementioned executive officers may receive an annual discretionary bonus.  In addition, each of these officers are each entitled to receive an annual grant of options to purchase at least 2,250 shares of common stock of Old Line Bancshares, Inc., assuming such options are available for grant under a stockholder-approved stock option plan.

Each such agreement terminates upon the employee’s death, in which case all non-vested stock options will immediately vest, or physical or mental incapacitation that has left the employee unable to perform his duties for a period of 60 consecutive days.  In addition, the employee may terminate his agreement voluntarily.  Old Line Bank may terminate each agreement for certain events constituting cause as defined in the agreements or without cause.  If Old Line Bank terminates the agreements other than for cause, the employee is entitled to be paid his salary and benefits, including options provided for in the agreement (which shall vest upon grant), for the remaining term of the agreement, and all unvested stock options shall immediately vest.  In addition, each employee is entitled to receive the remaining balance of his unused vacation and personal leave at the termination of employment unless the employee is terminated for cause.  The agreements also contain non-compete, non-solicitation and confidentiality provisions.

Other Executive Benefits

Annual Cash Incentive Plan

We have an annual cash incentive plan model that provides a mechanism under which the Compensation Committee can award cash compensation to the executive officers when annual performance goals are achieved.

The cash incentive plan is performance-based with cash award opportunities defined for threshold, target and maximum performance levels.  Under the 2013 Incentive Plan Model, at the target levels, Mr. Cornelsen was eligible to receive a bonus equal to 32.50% of his base salary and Mr. Burnett and Mr. Semanie were eligible to receive a target bonus equal to 25% of their base salaries. Maximum award levels are set at 50% and 37.50%, respectively.

Each year, the Compensation Committee will work with management to set Bank-wide performance-based goals based on the Bank’s budget and strategic plan.  The Committee reviews the combination of performance metrics each year to ensure that they do not encourage risky behavior or expose Old Line Bancshares, Inc. to material risk.  In addition, we aim to discourage focus on achievement of one metric at the expense of the others.  The Board ultimately approves the performance metrics at the beginning of each performance year.   The Compensation Committee certifies performance of goals each year and has ultimate discretion over payouts.

In October 2012, the Compensation Committee approved the addition of modifiers to the plan metrics.  The modifiers are used to rank our performance relative to our peers and allow for reductions and/or increases to executive incentive payouts based on that comparison.  It is the Committee’s belief that the application of incentive modifiers to multiple goals provides a balanced approach that is consistent with our compensation philosophy while discouraging excessive risk taking and goal manipulation.

Performance metrics for 2013 included return on assets, return on equity, non-performing assets, and earnings per share.   The executives achieved stretch performance on two of these goals and between target and stretch on the other two goals.

Equity Incentive Plan

The Compensation Committee believes that equity should represent a significant part of executive compensation and further aligns the interest of management with those of our stockholders.  We have been incorporating equity as an element of executive compensation since 2005.  Under the Equity Incentive Plan, the target award levels the named executive officers would be eligible to receive are equal to a fair value of 20% of salary (for Mr. Cornelsen) or 10% of salary (for Mr. Burnett and Mr. Semanie).   Maximum equity awards range from 20% of base salary for EVPs to 50% of base salary for the CEO.

Equity grants are performance-based, that is, the final equity award (if any) is based on whether Old Line Bancshares, Inc. meets the cumulative threshold, target and stretch levels for financial metrics in a given year.  For 2013, these metrics included return on assets, return on equity, non-performing assets, and earnings per share.  Once year-end financial results are final, the Committee determines the fair value of equity award for each executive.  This is then delivered in a combination of restricted stock and stock options, which, once granted, are subject to a three-year vesting schedule.

On February 26, 2014, the Compensation Committee of the Board of Directors of Old Line Bancshares, Inc. and Old Line Bank reviewed the financial performance of Old Line Bancshares, Inc. and Old Line Bank for the fiscal year ended December 31, 2013 in order to determine equity awards for the named executive officers.

Based on this review and upon finalization of our year-end financial statements, effective February 26, 2014, we issued equity awards to Mr. Cornelsen, Mr. Burnett and Mr. Semanie as follows:

Name of Officer	Stock Options	Exercise Price	Shares of Restricted Stock
James W. Cornelsen	21,985	$16.76	2,625
Joseph E. Burnett	5,977	$16.76	716
Mark A. Semanie	5,977	$16.76	716

One-third of the option and restricted stock grant will vest on February 26, 2015, one-third of the option grant will vest on February 26, 2016 and one-third of the option grant will vest on February 26, 2017.  Vesting requires that the officer be employed by Old Line Bank on the vesting date.

The options and restricted stock were issued from the 2010 Equity Incentive Plan.

The Board of Directors and the Compensation Committee of the Board of Directors are authorized to adjust, modify or terminate the equity award models, in full or in part, at any time in their sole discretion.

The Equity Incentive Plan does not affect the minimum number of options that the executives are entitled to receive as provided for in their employment agreements, subject to the terms of those agreements.

Salary Continuation Agreements and Supplemental Life Insurance Agreements

On January 3, 2006, Old Line Bank entered into Supplemental Life Insurance Agreements and Salary Continuation Agreements with Mr. Cornelsen and Mr. Burnett and started accruing for a related annual expense.  On February 26, 2010, the Salary Continuation Agreements were modified to include an increased benefit to each executive.

Under the Supplemental Life Insurance Agreements, Old Line Bank is obligated to cause the payment of death benefits to the executives’ designated beneficiaries in the following amounts: Mr. Cornelsen— $1,413,185 and Mr. Burnett — $729,275.

Under the 2010 modifications to the Salary Continuation Agreements, and in accordance with the conditions specified therein, benefits accrue over time from the date of the agreement until the executive reaches the age of 65. Upon full vesting of the benefit, the executives will be paid the following annual amounts for 15 years: Mr. Cornelsen — $159,738; and Mr. Burnett — $30,546.  During 2013, Mr. Burnett reached the age of 68 and in now entitled to the full benefit of $30,546 per year for 15 years upon his termination.  The agreements provide for early termination and disability benefits.  The agreements also provide for 100% vesting in the event of a separation from service (defined as the termination of the executive’s employment for any reason other than death or disability) following a change in control (as defined in the agreements).  Change in control is defined in the agreements by reference to the definition in Section 409A of the Internal Revenue Code of 1986 and the regulations promulgated thereunder.

Effective October 1, 2012, Old Line Bank entered into two additional Salary Continuation Plan Agreements with Mr. Cornelsen pursuant to which Mr. Cornelsen will receive additional benefits.

The first 2012 Salary Continuation Plan Agreement provides that if Mr. Cornelsen remains employed by the Bank until he reaches the age of 65, he will be entitled to receive, beginning on the first day of the second month following his 65th birthday, an annual payment of $63,991.  Such payment will continue for 15 years; in the event Mr. Cornelsen dies while receiving payments, but prior to receiving all the payments due, the unpaid balance of the payment will continue to be paid to his beneficiary.  If on or after October 1, 2013, Mr. Cornelsen dies before reaching age 65 or becomes disabled, as defined in the agreement, while employed by the Bank, or he becomes no longer employed by the Bank other than for death, disability or within 24 months after a change in control, he or his beneficiary will be paid an annual amount ranging from between $6,444 and $51,745, depending on the date of the event, for a period of 15 years.  Such benefits are generally payable beginning on the first day of the second month following Mr. Cornelsen’s 65th birthday (or, with respect to the disability payment, following the date of Mr. Cornelsen’s death if earlier).  All payments under the agreement are paid in monthly installments except as noted below.  The agreement also provides for change in control payments to be paid to Mr. Cornelsen if he is employed with the Bank upon a change in control (as defined in the agreement) of the Bank.  The change in control payments range from $46,554 to $62,386 annually, depending on the date of the change in control, and will be paid to Mr. Cornelsen or his beneficiary, as applicable, for a period of 15 years beginning (in most cases) on the first day of the second month following the date of termination of Mr. Cornelsen’s employment with the Bank.  If, however, Mr. Cornelsen’s employment with the Bank is terminated for any reason (whether voluntarily or involuntarily) within 24 months following a change in control, he may instead opt to be paid the change in control payments in (i) a lump sum, (ii) monthly installments over two years, or (iii) monthly installments over five years.

The second 2012 Salary Continuation Plan Agreement provides that if Mr. Cornelsen remains employed by the Bank until he reaches the age of 65, he will be entitled to receive, beginning on the first day of the second month following his 80th birthday, an annual payment of $223,729.  If Mr. Cornelsen dies before reaching age 65 or becomes disabled, as defined in the agreement, while employed by the Bank, or he becomes no longer employed by the Bank other than for death, disability or within 24 months after a change in control, he or his beneficiary will be paid an annual amount ranging from between $22,531 and $180,913, depending on the date of the event, for a period of five years.  Such death benefit is payable to Mr. Cornelsen’s beneficiary beginning on the first day of the second month following the 15th anniversary of his death, while the other payments begin on the first day of the second month following Mr. Cornelsen’s 80th birthday.  All payments under the agreement are paid in monthly installments except as noted below.  The agreement also provides for change in control payments to be paid to Mr. Cornelsen if he is employed with the Bank upon a change in control (as defined in the agreement) of the Bank.  The change in control payments range from $162,764 to $223,729 annually, depending on the date of the change of control, and will be paid for a period of five years beginning on the 15th anniversary of the first day of the second month following the date of termination of Mr. Cornelsen’s employment with the Bank.  If, however, Mr. Cornelsen’s employment with the Bank is terminated for any reason (whether voluntarily or involuntarily) within 24 months following a change in control, he may instead opt to be paid the change in control payments in (i) a lump sum or (ii) monthly installments over two years.  All payments under this agreement will be paid to Mr. Cornelsen’s beneficiary if he should die before five years of payments are made.

Effective January 1, 2014, Old Line Bank entered into a Salary Continuation Plan Agreement with Mr. Semanie pursuant to which Mr. Semanie will receive additional benefits.

The 2014 Salary Continuation Plan Agreement provides that if Mr. Semanie remains employed by the Bank until he reaches the age of 65, he will be entitled to receive, beginning on the first day of the second month following his 65th birthday, an annual payment of $154,435.  Such payment will continue for 15 years; in the event Mr. Semanie dies while receiving payments, but prior to receiving all the payments due, the unpaid balance of the payment will continue to be paid to his beneficiary.  If on or after January 1, 2015, Mr. Semanie dies before reaching age 65 or becomes disabled, as defined in the agreement, while employed by the Bank, or he becomes no longer employed by the Bank other than for death, disability or within 12 months after a change in control, he or his beneficiary will be paid an annual amount ranging from between $10,838 and $154,435, depending on the date of the event, for a period of 15 years.  Such benefits are generally payable beginning on the first day of the second month following Mr. Semanie’s 65th birthday (or, with respect to the disability payment, following the date of Mr. Semanie’s death if earlier).  All payments under the agreement are paid in monthly installments except as noted below.  The agreement also provides for change in control payments to be paid to Mr. Semanie if he is employed with the Bank upon a change in control (as defined in the agreement) of the Bank.  The change in control payments range from $77,055 to $154,435 annually, depending on the date of the change in control, and will be paid to Mr. Semanie or his beneficiary, as applicable, for a period of 15 years beginning (in most cases) on the first day of the second month following the date of termination of Mr. Semanie’s employment with the Bank.  If, however, Mr. Semanie’s employment with the Bank is terminated for any reason (whether voluntarily or involuntarily) within 24 months following a change in control, he may instead opt to be paid the change in control payments in (i) a lump sum, (ii) monthly installments over two years, or (iii) monthly installments over five years.

The following charts show the annual amount of payments that will be made to the executives pursuant to the Salary Continuation Agreements:

James. W Cornelsen

Assumed Separation Date	Age	Early Termination Annual Benefit(1)	Disability Annual Benefit(1)	Change in Control Annual Benefit(2)
1/1/2014	59	$89,446	$89,446	$122,465
1/1/2015	60	102,109	102,109	128,589
1/1/2016	61	114,774	114,774	135,018
1/1/2017	62	127,437	127,437	141,769
1/1/2018	63	140,100	140,100	148,858
1/1/2019	64	152,763	152,763	156,301
6/23/2019(3)	65	159,738	159,738	159,738

(1)               Payments are made in 180 equal monthly installments commencing within 60 days following normal retirement age.

(2)               Payments are made in 180 equal monthly installments commencing at separation of service.

(3)               This is the date the executive reaches normal retirement age.

James. W Cornelsen

Age 65 Payment with 15 Year Guarantee

Assumed Separation Date	Age	Early Termination Annual Benefit(1)	Disability Annual Benefit(1)	Change in Control Annual Benefit(2)
10/1/2014	60	$13,662	$13,662	$51,325
10/1/2015	61	21,723	21,723	53,892
10/1/2016	62	30,702	30,702	56,586
10/1/2017	63	40,680	40,680	59,416
10/1/2018	64	51,745	51,745	62,386
6/23/2019(3)	65	63,991	63,991	63,991

(1)               The early termination benefit or disability benefit under the plan shall be the annual benefit amount determined for the year in which termination or disability occurs, as applicable multiplied by 15.

(2)               The change in control benefit shall be the change in control annual benefit amount determined for the year in which the change in control occurs, multiplied by 15.

(3)               This is the date that the executive reaches normal retirement age.

James. W Cornelsen

Age 80 Payment with 5 Year Guarantee

Assumed Separation Date	Age	Early Termination Annual Benefit(1)	Disability Annual Benefit(1)	Change in Control Annual Benefit(2)
10/1/2014	60	$47,767	$47,767	$179,447
10/1/2015	61	75,979	75,949	188,419
10/1/2016	62	107,341	107,341	197,840
10/1/2017	63	142,227	142,227	207,732
10/1/2018	64	180,913	180,913	218,119
6/23/2019(3)	65	223,729	223,729	223,729

(1)               The early termination benefit or disability benefit under the plan shall be the annual benefit amount determined for the year in which termination or disability occurs, as applicable multiplied by five.

(2)               The change in control benefit shall be the change in control annual benefit amount determined for the year in which the change in control occurs, multiplied by five.

(3)               This is the date that the executive reaches normal retirement age and becomes vested in the normal retirement benefit.

Mark A. Semanie

Assumed Separation Date	Age	Early Termination Annual Benefit(1)	Disability Annual Benefit(1)	Change in Control Annual Benefit(2)
1/1/2014	50	$—	$—	$77,055
1/1/2015	51	10,838	10,838	80,907
1/1/2016	52	21,675	21,675	84,953
1/1/2017	53	32,513	32,513	89,200
1/1/2018	54	43,350	43,350	93,660
1/1/2019	55	54,188	54,188	98,343
1/1/2020	56	65,025	65,025	103,260
1/1/2021	57	75,863	75,863	108,424
1/1/2022	58	86,700	86,700	113,845
1/1/2023	59	97,538	97,538	119,537
1/1/2024	60	108,375	108,375	125,514
1/1/2025	61	119,213	119,213	131,789
1/1/2026	62	130,050	130,050	138,379
1/1/2027	63	140,888	140,888	145,298
1/1/2028	64	151,726	151,726	152,563
4/22/2028(3)	65	154,435	154,435	154,435

(1)         Payments are made in 180 equal monthly installments commencing within 60 days following normal retirement age.

(2)         Payments are made in 180 equal monthly installments commencing at separation of service.

(3)         This is the date the executive reaches normal retirement age.

The following table discloses information about unexercised options and equity incentive plan awards outstanding as of the end of our last fiscal year.

OUTSTANDING EQUITY AWARDS

AT FISCAL YEAR-END

DECEMBER 31, 2013

	Number of Securities Underlying Unexercised Options: Exercisable	Number of Securities Underlying Unexercised Options: Unexercisable(1)	Option Exercise Price	Option Expiration Date	Grant Date	Number of Shares That Have Not Vested(2)	Market Value of Shares That Have Not Vested

James W. Cornelsen	—	19,097	12.04	02/27/2023	02/27/2013	2,306	$33,437
	19,176	9,588	8.00	12/31/2021	03/05/2012	2,136	30,972
	8,576	—	7.8200	01/27/2021	01/27/2011	1,079	15,646
	11,823	—	7.1300	01/28/2020		—	—
	33,800	—	6.3000	01/22/2019		—	—
	18,200	—	7.7500	01/31/2018		—	—
	15,000	—	10.4800	01/25/2017		—	—
	19,700	—	10.4400	12/31/2015		—	—
	10,800	—	9.8250	12/31/2014		—	—
Total	137,075	28,685				5,521	$80,055

Joseph E. Burnett	—	6,095	12.04	02/27/2023	02/27/2013	736	$10,672
	8,373	4,187	8.00	12/31/2021	03/05/2012	933	13,529
	2,814	—	7.8200	01/27/2021	01/27/2011	354	5,133
	5,441	—	7.1300	01/28/2020		—	—
	8,700	—	6.3000	01/22/2019		—	—
	9,800	—	7.7500	01/31/2018		—	—
	5,200	—	10.4800	01/25/2017		—	—
	8,800	—	10.4400	12/31/2015		—	—
	3,960	—	9.8250	12/31/2014		—	—
Total	53,088	10,282				2,023	$29,334

Mark A. Semanie	—	—				—	—
Total	—	—				—	$—

(1)

1/3 of the shares with an expiration date of 02/27/2023 will become exercisable on 02/27/2014, 1/3 will become exercisable on 02/27/2015 and the remaining 1/3 will become exercisable on 02/27/2016. The remaining unexercisable options with an expiration date of 12/31/2021 will become exercisable on December 31, 2014.

(2)

1/3 of the shares granted on 02/27/2013 will vest on 02/27/2014, 1/3 will vest on 02/27/2015 and the remaining 1/3 will vest on 02/27/2016. 1/3 of the shares granted on 03/05/2012 that had not vested as of 12/31/2012 vested on 01/26/2013, 1/3 that had not vested as of 12/31/2013 vested on 01/26/2014 and the remaining 1/3 will vest on 01/26/2015. 1/2 of the shares granted on 1/27/2011 that had not vested as of 12/31/2012 vested on 1/27/2013 and the remaining 1/2 will vest on 1/27/2014.

Information Regarding Executive Officers Who are Not Directors and Key Employees

Executive Officers

Joseph E. Burnett, 68, joined Old Line Bank as a Senior Vice President and Chief Lending Officer in August 2001 and was promoted to Executive Vice President in May 2006.  He is also an Executive Vice President of Old Line Bancshares, Inc.  He has over 47 years of banking experience in the Washington, D.C. metropolitan area specializing in commercial transactions.  Prior to joining Old Line Bank, Mr. Burnett was a Senior Vice President in Commercial Lending at Farmers Bank for two years (1999-2001) and at Suburban Bank for 12 years (1987-1999).

M. John Miller, 64, Executive Vice President and Chief Credit Officer of Old Line Bank, joined Old Line Bank in 2011 as Senior Vice President.  In January 2014, he was promoted to Executive Vice President and he assumed the additional responsibility of Chief Credit Officer.  He is also responsible for managing the special assets at Old Line Bank.  Prior to joining Old Line Bank, he was a Senior Vice President for Commercial Real Estate Lending and Special Assets at Bank Annapolis from 2007-2010.  From 1998-2007, he was a Senior Vice President of Commercial Real Estate Lending at Annapolis Bank & Trust.  Mr. Miller has also developed residential property to include custom waterfront homes.  He has over 36 years of banking and real estate development experience.

Mark A. Semanie, 51, joined Old Line Bank on January 30, 2013, as Executive Vice President of Old Line Bank and Old Line Bancshares.  He was appointed Chief Operating Officer and Acting Chief Financial Officer in May 2013.  Prior to joining Old Line Bank, Mr. Semanie had served as Chief Financial Officer of Carrollton Bancorp and Senior Vice President and Chief Financial Officer of Carrollton Bank, located in Columbia, Maryland, since January 2010.  Prior to that he was a self-employed business consultant specializing in the financial services industry from January — December 2009 and was Executive Vice President and Chief Financial Officer for Bay National Bank from October 2000 through December 2008.  Mr. Semanie passed the CPA exam in 1985 and worked in public accounting from 1985 until 1993.

Key Employees

William J. Bush, CPA, 49, Senior Vice President of Old Line Bank, has been the team leader for the Anne Arundel County market since May 2007.  Prior to joining Old Line Bank, he served as Senior Vice President of the Commercial Banking Group of Annapolis Banking and Trust Company, an affiliate of Mercantile Bankshares Corporation, where he was responsible for the production, quality and growth of the division.  He is licensed as a Certified Public Accountant and has over 25 years of experience in the banking industry.  He resides in Arnold, Maryland.

Cathy A. Coughlin, 43, Senior Vice President of Old Line Bank, has been in charge of human resources for the Bank since 2006.  Ms. Coughlin joined Old Line Bank in 2000 and has worked in various positions, including Branch Manager, Assistant Treasurer, Assistant Vice President, Sarbanes Oxley Coordinator, and Vice President.  She holds a Professional in Human Resources certification.  Prior to joining Old Line Bank, Ms. Coughlin held various positions at Citizens Bank of Maryland, Crestar Bank, SunTrust Bank, and Chevy Chase Bank; she has over 24 years of banking experience.

Jeffrey Franklin, 48, has been a Senior Vice President of Old Line Bank since March 2002.  In this role, he had been in charge of branch operations until July 2013, and currently is in our cash management department.  His duties in cash management include working with branch managers and commercial lenders to provide cash management services to commercial customers and increase deposits.  Prior to joining Old Line Bank, he was a Vice President at The Columbia Bank where he was responsible for various aspects of branch operations for six years.  Prior to his tenure at The Columbia Bank, he held various positions at First Virginia Bank.  Mr. Franklin has over 25 years of banking experience.

Kevin Frere, 44, Senior Vice President of Old Line Bank, joined us in 2013 as team leader for our Lending/Business Development Group in Calvert and St. Mary’s Counties.  Prior to joining Old Line Bank, from 2006 — 2013, Mr. Frere was Senior Vice President and Chief Lending Officer of County First Bank; from 2004 — 2006 he was Vice President of Manufacture & Traders Trust Co.; and from 1996 — 2004 he served in the positions of Assistant Vice President and Vice President of Calvert Bank & Trust.  Mr. Frere has over 21 years of banking experience.

Elise Hubbard, 41, Senior Vice President of Old Line Bank, has been in charge of managing the daily functions of the accounting department since joining the Bank in 2006.  Ms. Hubbard has held various positions at the Bank, including Vice President, Assistant Vice President, Senior Accountant and Accounting Administrator.  She holds a B.S. in Accounting with minors in Business Management and Human Resources from University of Maryland.

Stephen C. Kensinger, 48, joined Old Line Bank on September 6, 2004, as Vice President and Branch Manager.  He was promoted to Regional Vice President on July 18, 2011 and then to Senior Vice President and Branch Administrator on July 1, 2013.  Mr. Kensinger has over 30 years of banking experience in the Washington, D.C. metropolitan area specializing in commercial banking relationships and branch management.  Prior to joining Old Line Bank, Mr. Kensinger was a Vice President for The Columbia Bank, formerly Suburban Bank (1999-2004), a Vice President and Area Manager for Eagle Bank (2001-2002) and at Riggs National Bank of Washington (1984-1998) for 14 years where he was promoted to Vice President in 1996.

Erin G. Lyddane, 40, Senior Vice President of Old Line Bank, has been in charge of the daily operations of the Bank since February 2000.  She has worked in various positions at the Bank, including Vice President, Assistant Vice President, Branch Manager, Treasurer, Assistant Treasurer and Cashier.  She joined Old Line Bank in 1992.

Thomas Mee, 52, Senior Vice President of Old Line Bank, joined us in September 2012 as the Senior Vice President/Group Leader for the new Lending/Business Development Group in Montgomery and Howard Counties Mr. Mee has served in various lending functions in institutions throughout the region, most recently (2007 to 2012) as Senior Vice President, Group Manager of the Maryland/DC Commercial Real Estate Group for EagleBank in Bethesda, Maryland.  Prior to that Mr. Mee was a commercial real estate lender with EagleBank (2003 - 2007) and with Sequoia Bank (1998 — 2003) in Bethesda, Maryland.  Mr. Mee has over 20 years of banking experience and is active in many real estate industry organizations.

Carol A. Ramey, 53, joined Old Line Bank in May 2013 as Senior Vice President.  Prior to joining Old Line Bank, Ms. Ramey served as Senior Vice President and Chief Financial Officer of WSB Holdings, Inc. and The Washington Savings Bank since December 2008. She held various positions since joining WSB Holdings and The Washington Savings Bank in March 1989, including serving as Vice President and Controller since 2001.

David L. Seyler, 52, Senior Vice President of Old Line Bank, joined the Bank in 2013 to serve in the capacity of Director of Cash management and Corporate Deposit Services.  Prior to joining Old Line Bank, Mr. Seyler was a Senior Vice President and Director of Cash Management and Deposit Operations at Carrollton Bank from 2010 — 2013.  Mr. Seyler served as Vice President at Bradford Bank from 2007 — 2009 and as Vice President at Mercantile Safe Deposit and Trust Company from 1998 — 2007.  Mr. Seyler has over 24 years of banking experience.

Kenneth Sonner, 48, joined the Bank in October 2013 as Senior Vice President in the Mortgage Banking Division. Mr. Sonner leads the team of mortgage lenders and the Bank’s efforts to grow the residential mortgage sector and enhance the level of personal, dedicated and knowledgeable mortgage service provided to customers.  In early 2013, Mr. Sonner was a Vice President with Alliance Bank of Arizona with the responsibility of opening and managing the Eastern Region in the Specialty Lending Department.  The prior year, he held the position of Senior Vice President/National Sales Director for NYLX and was tasked with leading strategic sales for a mortgage service provider.  Mr. Sonner joined EagleBank in 2010 as VP, Regional Production Manager and headed the Residential Lending Team until 2012.  Mr. Sonner has over 26 years of experience in the mortgage lending industry and is on the Board of Governors for the Mortgage Bankers Association of Metro Washington.

M. Dannette Van Cleaf, 45, Senior Vice President and Chief Risk Officer, is responsible for risk management, compliance, and outsourced internal audit.  She holds two professional banking certifications; Community Bank Compliance Officer and Anti-Money Laundering Professional.  Prior to joining Old Line Bank in April 2011, she was a Vice President, compliance and Risk officer at Maryland Bank and Trust Company, N.A. where she served in multiple positions since 1988, including branches, deposit operations, compliance, Internal Staff Auditor, Assistant Vice President, and BSA Officer.

H. Jeanette Vaughn, 39, joined Old Line Bank as Senior Vice President, Marketing Director in October 2013. With over 18 years of marketing and brand development experience, she transitioned from retail shopping center marketing to financial industry marketing in 2007 when she joined Carrollton Bank. Jeanette was the Marketing Director at The Mall at Prince Georges in Hyattsville, MD from 2003 to 2007. She served as Vice President, Marketing Director from 2007 to April 2013 at Carrollton Bank, and remained with the organization after it was acquired by Bay Bank. Jeanette attained the Certified Marketing Director (CMD) designation from the International Council of Shopping Centers in 2006.

Jack G. Welborn, 60, Senior Vice President, is responsible for the management of our College Park Loan Production Office.  Mr. Welborn was hired as a Commercial Lender in August 2005 and was promoted to Senior Vice President in 2012.  Prior to joining Old Line Bank, Mr. Welborn was a Commercial Lender for Branch Banking & Trust.

Keven B. Zinn, 45, Senior Vice President, joined Old Line Bank in April 2011, as the team leader of our Charles County market.  Prior to joining Old Line Bank, for the prior ten years he was a Vice President, Commercial Lending at Community Bank

of Tri-County where he was responsible for management of a loan portfolio, business development and training of junior and branch loan officers.

The respective Board of Directors of Old Line Bancshares, Inc. and Old Line Bank annually elect the officers following the annual meeting of stockholders and the officers serve for terms of one year or until their successors are duly elected and qualified except where a longer term is expressly provided in an employment contract duly authorized and approved by the Board of Directors.  See “Executive Compensation-Employment Agreements.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The federal securities laws require that Old Line Bancshares, Inc.’s directors and executive officers and persons holding more than ten percent of its outstanding shares of common stock are required to report their ownership and changes in such ownership to the Securities and Exchange Commission and Old Line Bancshares, Inc.  Based solely on its review of the copies of such reports, Old Line Bancshares, Inc. believes that, for the year ended December 31, 2013, all Section 16(a) filing requirements applicable to Old Line Bancshares, Inc.’s officers, directors and greater than ten percent shareholders were complied with on a timely basis, with the exception of one late Form 4 filing to report one transaction for Carla Hargrove McGill.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Old Line Bank has had in the past, and expects to have in the future, banking transactions with directors and executive officers and the business and professional organizations in which they are associated in the ordinary course of business.  Any loans and loan commitments are made in accordance with all applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans to unrelated persons.  In the opinion of management, these transactions do not and will not involve more than the normal risk of collectability or present other unfavorable features.  Directors or officers with any personal interest in any loan application are excluded from considering any such loan application.  The aggregate amount of loans outstanding to Old Line Bank’s directors, executive officers and their affiliates at December 31, 2013 was approximately $4.7 million.

Old Line Bank has entered into various transactions with firms in which owners are also members of the Board of Directors.  Fees charged for these services are at similar rates charged by unrelated parties for similar products or services.  Old Line Bank leases two branch office facilities from G. Thomas Daugherty or companies owned by Mr. Daugherty.  In 2013, Old Line Bank paid lease payments for these facilities of $266,059.

Old Line Bancshares has a 62.50% or an approximately $499,900 investment in Pointer Ridge.  Frank Lucente, a director of Old Line Bancshares and Old Line Bank, controls 12.50% of Pointer Ridge.  Old Line Bank paid Pointer Ridge $738,576 during 2013.

PROPOSAL II

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has ratified and confirmed the Audit Committee’s selection of Dixon Hughes Goodman LLP as Old Line Bancshares, Inc.’s independent public accountants for 2014.  This will be Dixon Hughes Goodman LLP’s second year serving as Old Line Bancshares, Inc.’s independent public accountants and the Audit Committee and management consider them to be well qualified.  Rowles & Company, LLP served as our independent public accountants for 2012.

On April 23, 2013, Old Line Bancshares, Inc. dismissed Rowles & Company, LLC as its independent registered public accounting firm effective May 15, 2013.  The dismissal was approved by the Audit Committee.  During the year ended December 31, 2012, Rowles & Company’s report on the Old Line Bancshares, Inc.’s financial statement did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.  During the period ending December 31, 2012 and subsequent period through April 23, 2013, there were no disagreements between the Registrant and Rowles & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures.

On April 23, 2013, we engaged Dixon Hughes Goodman LLP as our new registered public accounting firm beginning with the quarterly period ended June 30, 2013 and for our fiscal year ended December 31, 2013.

A representative of Dixon Hughes Goodman LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

Approval of this proposal requires a majority of votes cast at the Annual Meeting.  Abstentions and broker non-votes will have no effect on the vote for this proposal.

If the stockholders fail to ratify this appointment, the Audit Committee will reconsider whether to retain Dixon Hughes Goodman LLP and may retain that firm or another firm without resubmitting the matter to Old Line Bancshares, Inc.’s stockholders.  Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of different independent public accountants at any time during the year if it determines that such change would be in the best interests of Old Line Bancshares, Inc. and its stockholders.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Dixon Hughes Goodman LLP as independent public accountants for 2014.

AUDIT COMMITTEE REPORT

The Audit Committee has (1) reviewed and discussed Old Line Bancshares, Inc.’s audited financial statements with Old Line Bancshares, Inc.’s management and representatives of Dixon Hughes Goodman LLP, the independent auditors for 2013; (2) discussed with Dixon Hughes Goodman LLP the matters required to be discussed by Statement on Auditing Standards No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board; and (3) has received the written disclosures and the letter from Dixon Hughes Goodman LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Dixon Hughes Goodman LLP the independence of Dixon Hughes Goodman LLP.  Based on its review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2013 be included in Old Line Bancshares, Inc.’s Annual Report on Form 10-K for the last fiscal year.

Audit Committee:

By:	Suhas R. Shah, CPA, Chairman
Craig. E. Clark
Jeffrey A. Rivest
John M. Suit, II
Frank E. Taylor

Audit and Non-Audit Fees

The following table presents combined fees for professional audit services rendered by Dixon Hughes Goodman LLP and Rowles & Company, LLP for the audit of Old Line Bancshares, Inc.’s annual consolidated financial statements for the years ended December 31, 2013 and 2012 and fees billed for other services rendered by Dixon Hughes Goodman LLP and Rowles & Company, LLP during those periods.

	Years Ended
	December 31,
	2013	2012
Audit fees (1)	$123,790	$84,784
Tax fees (2)	12,735	56,714
All other fees (3)	55,623	3,180
Total	$192,148	$144,678

(1)                     Audit fees consist of fees billed for professional services rendered for the audit of the Old Line Bancshares, Inc.’s consolidated (or Old Line Bank’s) annual financial statements and review of the interim consolidated financial statements included in quarterly reports, and services that Dixon Hughes Goodman LLP and Rowles & Company, LLP normally provides in connection with statutory and regulatory filings or engagements.

(2)                     Tax fees consist of fees billed for professional services rendered for federal and state tax compliance, tax advice and tax planning.

(3)                     All other fees in 2013 and 2012 are for reviewing filings and for 2013 assistance related to the acquisition of WSB Holdings, Inc.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

Old Line Bancshares, Inc.’s Audit Committee approves the engagement before Old Line Bancshares, Inc. or Old Line Bank engages the independent auditor to render any audit or non-audit services.

PROPOSAL III

NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and related Securities and Exchange Commission (“SEC”) regulations require, at least once every three years, that we provide our stockholders with the opportunity to express their views, on a non-binding, advisory basis, on the compensation of our named executive officers as disclosed in this proxy statement.  We first held this vote, which is often referred to as the “say-on-pay” vote, at our annual meeting of stockholders held in 2013.  At such meeting, consistent with the Board of Directors recommendation, our stockholders voted to hold the say-on-pay vote on an annual basis; therefore our Board of Directors determined to that the Company will hold future non-binding advisory votes on the compensation of our named executive officers every year, at least until the next required vote on the frequency of stockholder votes on the compensation of our named executive officers, which will be in 2019.  This vote provides stockholders with the opportunity to endorse or not endorse the compensation of our named executive officers by voting on the following non-binding, advisory resolution:

RESOLVED, that the stockholders of Old Line Bancshares, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the compensation tables and related material in the Proxy Statement for the 2014 annual meeting of stockholders.

Approval of the non-binding, advisory proposal to approve the compensation of our named executive officers requires the affirmative vote of a majority of the votes cast on the matter at the Annual Meeting.

Because the vote is advisory, it will not be binding upon the Board of Directors or the Compensation Committee and may not be construed as overruling a decision by the Board or the Compensation Committee, or create or imply any additional fiduciary duty on the Board or our Directors.  It will also not affect any compensation paid or awarded to any executive.  The Board of Directors and its Compensation Committee may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors believes that the Company’s executive compensation program, as described elsewhere in this proxy statement, is reasonable in comparison both to similar sized companies in the industry and to the Company’s performance, and that it strongly aligns the interests of the Company’s executive officers with the interests of the Company’s stockholders in the creation of long-term value of the Company as well as the components that drive long-term value.

The Board of Directors recommends that stockholders vote “FOR” approval of the non-binding advisory resolution to approve the compensation of our named executive officers as described in this proxy statement.

STOCKHOLDER COMMUNICATIONS

If you would like to contact Old Line Bancshares, Inc.’s Board of Directors, including a committee of the Board of Directors, you can send an email to msemanie@oldlinebank.com, or write to the following address:

Board of Directors

c/o Corporate Secretary

Old Line Bancshares, Inc.

1525 Pointer Ridge Place

Bowie, Maryland 20716

The Secretary will compile all communications and submit them to the Board of Directors or the individual Directors on a periodic basis.

STOCKHOLDER PROPOSALS

In order to be included in the proxy materials for Old Line Bancshares, Inc.’s 2015 annual meeting of stockholders, stockholder proposals submitted to Old Line Bancshares, Inc. in compliance with SEC Rule 14a-8 (which concerns shareholder proposals that are requested to be included in a company’s proxy statement) must be received in written form at Old Line Bancshares, Inc.’s executive offices on or before December 22, 2014. In order to curtail controversy as to compliance with this requirement, stockholders are urged to submit proposals to the Secretary of Old Line Bancshares, Inc. by Certified Mail—Return Receipt Requested.

Pursuant to the proxy rules under the Securities Exchange Act of 1934, as amended, Old Line Bancshares’ stockholders are notified that the deadline for providing us with timely notice of any stockholder proposal to be submitted outside of the Rule 14a-8 process for consideration at the 2015 annual meeting of stockholders will be March 7, 2015.  As to all such matters which we do not have notice on or prior to that date, discretionary authority to vote on such proposal will be granted to the persons designated in Old Line Bancshares, Inc.’s proxy related to the 2015 annual meeting of stockholders.

In addition to any other applicable requirements, for nominations for election to the Board of Directors outside of the procedures established in the charter of the Corporate Governance Committee of Old Line Bancshares, Inc. and even if the nomination is not to be included in the Proxy Statement, pursuant to Old Line Bancshares, Inc.’s Bylaws, the stockholder must give notice in writing to the President of Old Line Bancshares, Inc. not less than 14 days nor more than 50 days prior to the date of the meeting called for the election of directors, provided, however, that if less than 21 days’ notice of the meeting is given to stockholders, such nomination must be mailed or delivered to the President not later than the close of business on the fifth business day following the date on which the notice was mailed.  For the Annual Meeting, the President of Old Line Bancshares, Inc. has to receive the notice between April 8, 2014 and May 14, 2014.

The notice must contain (i) the name and address of each proposed nominee; (ii) the principal occupation of each proposed nominee; (iii) the names of any associate or affiliate (as those terms are defined under the Securities Exchange Act of 1934, as amended) of each proposed nominee which own shares of capital stock of Old Line Bancshares, Inc. or are beneficial owners of options or parties to agreements in respect to the capital stock of Old Line Bancshares, Inc.; (iv) the total number of shares of capital stock of Old Line Bancshares, Inc. that will be voted for each proposed nominee; (v) the name and residence address of the notifying stockholder; and (vi) the number of shares of capital stock of Old Line Bancshares, Inc. owned by the notifying stockholder and each proposed nominee.  A full description of these notice requirements can be found in Article I, Section 7 of Old Line Bancshares, Inc.’s Amended and Restated Bylaws.

ANNUAL REPORT

The Old Line Bancshares, Inc. annual report on Form 10-K for the year ending December 31, 2013 is being mailed with this proxy statement.  Copies of the report will also be available at the Annual Meeting on May 28, 2014.

A COPY OF OLD LINE BANCSHARES, INC.’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2013, INCLUDING FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, WILL BE FURNISHED BY MANAGEMENT TO ANY BENEFICIAL OWNER OF ITS SECURITIES WITHOUT CHARGE UPON RECEIPT OF A WRITTEN REQUEST FROM SUCH PERSON. REQUESTS IN WRITING SHOULD BE DIRECTED TO OLD LINE BANCSHARES, INC. C/O CORPORATE SECRETARY, 1525 POINTER RIDGE PLACE, BOWIE, MARYLAND  20716.  EACH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT, AS OF APRIL 7, 2014, THE RECORD DATE FOR THE ANNUAL MEETING, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF SECURITIES ENTITLED TO VOTE AT SUCH MEETING.

OTHER BUSINESS

The management of the Old Line Bancshares, Inc. does not intend to present any other matters for action at the Annual Meeting, and the Board of Directors has not been informed that other persons intend to present any matters for action at the Annual Meeting.  However, if any other matter should properly come before the Annual Meeting, including matters for which we did not receive notice by March 7, 2014, which we consider a reasonable time prior to our mailing this Proxy Statement, the persons named in the accompanying form of proxy intend to vote thereon, pursuant to the proxy, in accordance with their judgment of the best interests of Old Line Bancshares, Inc.  The Board of Directors intends to exercise its discretionary authority to the fullest extent permitted under the Securities Exchange Act of 1934.

By order of the Board of Directors

April 21, 2014	Craig E. Clark, Chairman of the Board

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

Please detach along perforated line and mail in the envelope provide.

REVOCABLE PROXY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

OLD LINE BANCSHARES, INC.

ANNUAL MEETING OF STOCKHOLDERS ON May 28, 2014

KNOW ALL MEN BY THESE PRESENT, that the undersigned stockholder of Old Line Bancshares, Inc. (the “Company”) hereby appoints Frank Taylor and Andre’ J. Gingles and each of them acting singly, with full power of substitution, the attorneys and proxies of the undersigned and authorizes them to represent and vote on behalf of the undersigned as designated all of the shares of Common Stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 28, 2014, and at any adjournment or postponement of such meeting for the purposes identified below and with discretionary authority as to any other matters that may properly come before the Annual Meeting. Any and all proxies heretofore given are hereby revoked. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement and Annual Report.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL OF THE NOMINEES FOR DIRECTOR, “FOR” RATIFICATION OF THE APPOINTMENT OF DIXON HUGHES GOODMAN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR 2014 AND “FOR” APPROVAL OF THE NON-BINDING ADVISORY PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES.

Address

Changes/Comments

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reversed side

OLD LINE BANCSHARES, INC.

ATTN: MARK A. SEMANIE

1525  POINTER RIDGE PLACE

BOWIE, MD. 20716

VOTE BY INTERNET — The Notice and Proxy Statement and Annual Report are available at

www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in the future.

VOTE BY PHONE — 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS.	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OLD LINE BANCSHARES, INC.

Vote on Directors

1.	Proposal 1-For the election of directors each of the following nominees:	For	Withhold	For All
		All	All	Except
For a three (3) year term to expire in 2017
	Nominees: 01) Craig E. Clark 02) G. Thomas Daugherty 03) Gail D. Manuel 04) Gregory S. Proctor, Jr. 05) Suhas R. Shah For a term to expire in 2016 Nominees: 06) Thomas H. Graham	☐	☐	☐

To withhold authority to vote for any individual nominee(s) mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Proposals

		For	Against	Abstain
2.	Proposal 2-To ratify the appointment of Dixon Hughes Goodman LLP as independent public accountants to audit the financial statements of Old Line Bancshares, Inc. for 2014.	☐	☐	☐

3.	Proposal 3-To approve a non-binding advisory proposal to approve the compensation of the Company’s named executive officers.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” FOR THE ELECTION OF DIRECTORS, “FOR” RATIFICATION OF THE APPOINTMENT OF DIXON HUGHES GOODMAN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR 2014  AND “FOR” APPROVAL OF THE NON-BINDING ADVISORY PROPOSAL TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

This proxy may be revoked at any time prior to its exercise by written notice to the Company, by executing a proxy bearing a later date or by attending the meeting and voting in person.

For address changes and/or comments, please check this box and write them on the back where indicated.                                        ☐

Please indicate if you plan to attend this meeting by checking the box so that we may make appropriate arrangements for the meeting.   Yes ☐                No ☐

(Please sign as name(s) appears on the attached label. If shares are held jointly, each holder should sign. A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. A partnership should sign in the partnership name by a partner. Executors, administrators, guardians and attorneys are requested to indicate the capacity in which they are signing. Attorneys should submit powers of attorney.)

Signature (PLEASE SIGN WITHIN BOX)	DATE	Signature (PLEASE SIGN WITHIN BOX)	DATE